As Filed with the Securities and Exchange Commission on June 28, 2001
                                                     Registration No. 333-______
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------
                                    FORM S-3
                         -------------------------------
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        ---------------------------------

                               FOSTER WHEELER LTD.
             (Exact Name of Registrant as Specified in its Charter)
           Bermuda                         1600                    22-3802649
(State or Other Jurisdiction   (Primary Standard Industrial       (I.R.S. Tax
     of Incorporation or        Classification Code Number)  Identification No.)
        Organization)
                            Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                            Telephone: (908) 730-4000
                            Facsimile: (908) 730-5300
                   (Address, Including Zip Code, and Telephone
                                Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                             Thomas R. O'Brien, Esq.
                             c/o Foster Wheeler LLC
                            Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                            Telephone: (908) 730-4000
                            Facsimile: (908) 730-5300
                   (Address, Including Zip Code, and Telephone
                                Number, Including
             Area Code, of Registrant's Principal Executive Offices)

     Foster Wheeler Ltd. maintains its registered offices at Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda, and its principal executive offices at Perryville Corporate Park, Clinton, New Jersey 08809-4000. The executive offices of the subsidiary which supervises Foster Wheeler Ltd.'s subsidiaries' activities are located at Perryville Corporate Park, Clinton, New Jersey 08809-4000. The telephone number there is (908) 730-4000.


                               FOSTER WHEELER LLC
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                                       1600                                     22-3803814
(State or Other Jurisdiction      (Primary Standard Industrial Classification Code  No.)         (IRS Tax
of Incorporation or Organization)                                                         Identification Number)

                            Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                           Telephone: (908) 730-4000
                           Facsimile: (908) 730-5300
               (Name, Address, Including Zip Code, and Telephone
    Number, Including Area Code of Registrant's Principal Executive Offices)
                            Thomas R. O'Brien, Esq.
                           Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                           Telephone: (908) 730-4000
                           Facsimile: (908) 730-5300
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent for Service)

                          ----------------------------
                                   Copies to:
                            Priscilla Almodovar, Esq.
                            Timothy B. Goodell, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                               New York, NY 10036
                                 (212) 819-8200
                          ----------------------------

     Approximate date of commencement of proposed sale to the public. From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                         ------------------------------

                         CALCULATION OF REGISTRATION FEE
        Title of Each Class of              Amount to        Proposed Maximum          Proposed Maximum            Amount of
      Securities to be Registered         be Registered   Offering Price Per Unit   Aggregate Offering Price    Registration Fee
---------------------------------------- ---------------- ------------------------  ------------------------ ----------------------
6.50% Convertible Subordinated Notes
  due 2007 of Foster Wheeler Ltd......... $210,000,000             100%                $210,000,000                $52,500(1)
Guarantee by Foster Wheeler LLC..........      (-)                  (-)                    (-)                        (2)
Common Shares, par value $1.00 per
  share, of Foster Wheeler Ltd.(3).......   13,085,751(4)           (-)                    (-)                        (5)

(1) The registration fee of $52,500 was calculated in accordance with Rule 457(i) under the Securities Act as follows: .000250 multiplied by the maximum aggregate offering price.

(2) Foster Wheeler LLC has fully and unconditionally guaranteed the payment of the principal of, premium if any, and interest on the notes being registered hereby. Pursuant to Rule 457(n), no registration fee is required with respect to the guarantee.

(3) The Foster Wheeler Ltd. common shares being registered hereby includes associated rights to acquire one one-hundredth of a share of Foster Wheeler Ltd. Series A Junior Participating Preferred, par value $1.00 per share.

(4) There are being registered hereunder 13,085,751 shares of Foster Wheeler Ltd.'s common shares required at the initial conversion price for conversion of the notes being registered hereunder, together with such additional indeterminate number of shares as may become issuable upon conversion by reason of adjustments in the conversion price.

(5) Pursuant to Rule 457(i), no registration fee is payable with respect to the Foster Wheeler Ltd. common shares underlying the notes since the Foster Wheeler Ltd. common shares will be issued for no separate consideration, but will be issued only upon the conversion of the notes at the initial conversion price of $ 16.05 per share, subject to adjustment in certain cases.

                         ------------------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 27, 2001


                               FOSTER WHEELER LTD.

                                  $210,000,000

                  6.50% CONVERTIBLE SUBORDINATED NOTES DUE 2007

           AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THE NOTES

                                 -------------

                   UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                   PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY
                               FOSTER WHEELER LLC

                                 -------------

We issued the notes in private placements in May and June 2001. This prospectus will be used by selling securityholders named in this prospectus or in a prospectus supplement to resell their notes and the common shares upon conversion of their notes.

The notes are convertible at the option of the holder into our common shares at a conversion price of $16.05 per common share, subject to adjustment under certain circumstances. We will pay interest on the notes on June 1 and December 1 of each year, beginning December 2001.

We may redeem the notes on or after June 1, 2004 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if the closing price of our common shares has exceeded 120% of the conversion price for a specified period of time before the redemption notice. Upon a change of control, holders of the notes will have the right to require us to purchase the notes at 100% of their principal amount plus accrued and unpaid interest. The notes will be unsecured subordinated obligations of Foster Wheeler Ltd. and will rank junior in right of payment to all of our existing and future senior debt.

The notes will be fully and unconditionally guaranteed by Foster Wheeler LLC, an indirect wholly-owned subsidiary of Foster Wheeler Ltd. Payments under the guarantee will constitute subordinated obligations of Foster Wheeler LLC and will rank junior in right of payment to all of Foster Wheeler LLC's existing and future senior debt.

Our common shares are quoted on the New York Stock Exchange under the symbol "FWC". On June 26, 2001, the last reported sale price of Foster Wheeler Ltd. common shares was $8.53 per share.

           Investing in the notes involves risks. See "Risk Factors"
                             beginning on page 8.

                                 -------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This prospectus is dated June 27, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY RESALE OF OUR NOTE OR COMMON SHARES.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................................1

FORWARD-LOOKING STATEMENTS..................................................2

SUMMARY.....................................................................3

RISK FACTORS................................................................8

USE OF PROCEEDS............................................................16

RATIO OF EARNINGS TO FIXED CHARGES.........................................17

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY............................18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................19

BUSINESS...................................................................31

LEGAL PROCEEDINGS..........................................................44

DESCRIPTION OF THE NOTES...................................................48

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....................69

CERTAIN BERMUDA TAX CONSIDERATIONS.........................................74

PLAN OF DISTRIBUTION.......................................................75

LEGAL MATTERS..............................................................78

                       WHERE YOU CAN FIND MORE INFORMATION

     Foster Wheeler Ltd. is, and prior to the reorganization Foster Wheeler Corporation was, subject to the information requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Foster Wheeler Ltd. will, and prior to the reorganization Foster Wheeler Corporation did, file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Foster Wheeler Ltd. will include Foster Wheeler LLC condensed consolidating financial information in its Exchange Act reports for so long as the notes remain outstanding.

     Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. We have filed and incorporate by reference the following documents:

     - Annual Report on Form 10-K/A for the year ended December 29, 2000, filed on May 11, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, filed on May 14, 2001;

     - Registration Statement on Form S-4 (Registration No. 333-52468), filed on March 9, 2001;

     -    Current Report on Form 8-K, filed on May 25, 2001; and

     -    Current Report on Form 8-K, filed on May 30, 2001.

                           FORWARD-LOOKING STATEMENTS

     Forward-looking statements in this prospectus about Foster Wheeler are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Foster Wheeler to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of Foster Wheeler.

     Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "project", "estimates",
"plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical acts. You should understand that the following important factors and assumptions could affect the future results of Foster Wheeler and could cause actual results to differ materially from those expressed in such forward-looking statements:

     - changes in the rate of economic growth in the United States and other major economies,

     - changes in investment by the power, oil & gas, pharmaceutical, chemical/petrochemical and environmental industries,

     -    changes in regulatory environment,

     -    changes in project schedules,

     -    changes in trade, monetary and fiscal policies worldwide,

     -    currency fluctuations,

     - outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure,

     - protection and validity of patents and other intellectual property rights, and

     -    increasing competition by foreign and domestic companies.

     Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the control of Foster Wheeler. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by Foster Wheeler.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our proxy statements, quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K to the Securities and Exchange Commission. See "Where You Can Find More Information". Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors". These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                     SUMMARY

     This summary contains basic information about this offering. This summary does not contain all of the information that may be important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus, including the financial data and the information described under the heading "Risk Factors" and the other documents to which we have referred you, prior to deciding whether to purchase the notes.

     In this prospectus, when we use the term "Foster Wheeler", "we" or "our", we mean Foster Wheeler Ltd., and our company's subsidiaries on a consolidated basis, unless the context means otherwise. Also, the terms "unfilled orders" and "backlog" are used interchangeably to refer to expected future revenues under signed contracts, contracts awarded but not finalized and letters of intent which our management has determined are likely to be performed.

                               Foster Wheeler Ltd.

     We are a leading global engineering, procurement and construction company and are a leading provider of advanced steam generation equipment to the power industry. Over the past century, our steam generation equipment has been installed in over 600 power generation plants worldwide with an aggregate generation capacity in excess of 150,000 megawatts. Since the early 1900s, we and our predecessors have engineered and built thousands of process, power and industrial facilities in more than 125 countries. Engineering News Record ranks us sixth among global design firms, based on 1999 design revenues. With approximately $6.3 billion in backlog at March 30, 2001, we serve five principal business sectors, including power (representing 36% of backlog), environmental (32%), oil & gas (16%), pharmaceutical (11%) and chemical/petrochemical (5%).

     Our recent project awards include:

     - supplying 19 heat-recovery steam generators, or HRSGs, to InterGen for six combined-cycle power plants,

     - two contracts with PSEG Power LLC to supply six heat-recovery steam generators for expansion projects at PSEG combined-cycle power plants in New Jersey,

     - a turnkey contract to supply two power blocks for AS Narva Elektrijaamad coal-fired power plants in Estonia (the scope of the work includes supplying four of our circulating fluidized bed, or CFB, boilers with a capacity of 100 megawatts each),

     -    a  project  management  contract  as part of a  consortium  for  China
          National   Offshore   Oil   Company's   and   Shell    Petrochemical's
          petrochemical complex in Huizhou, China, and

     -    a  contract  for   procurement   and   construction   of  a  secondary
          pharmaceutical facility in Singapore.

     We were formed in 1900 as Power Specialty Company and renamed Foster Wheeler Corporation after a merger with Wheeler Condenser & Engineering Company (founded 1891). On May 25, 2001, we were effectively reorganized as Foster Wheeler Ltd., a Bermuda company. Power Specialty Company and Wheeler Condenser Company were early leaders in steam generation equipment and engineering services to the power generation and petroleum refining industries. For the fiscal year ended December 29, 2000, we had revenues of $4.0 billion and net income of $39.5 million and for the fiscal quarter ended March 30, 2001, we had unaudited revenues of $698.2 million and unaudited net income of $8.1 million. We have more than 10,000 employees and offices in over 30 countries. For fiscal year 2000, approximately 60% of our operating revenues were derived from international projects.

                              Our Business Strategy

     Our business strategy is to increase shareholder value by capitalizing on significant opportunities in the power, oil & gas and pharmaceutical as well as the chemical/petrochemical and environmental markets. We intend to achieve these goals by:

     Capitalizing on our market leadership in steam generation equipment and technology. For almost a century, we have been a recognized leader in the production of steam generation equipment, a key component of all natural gas-fired, combined-cycle and all coal-fired power generation plants.

     - Combined-cycle steam generation equipment. We are a market leader in the production of HRSGs used in natural gas-fired, combined-cycle power generation plants. HRSGs can represent as much as 8-12% of the total installed cost of a combined-cycle plant and can improve efficiency by more than 50%.

     - Clean coal technology. Our CFB boilers are a leading commercial, clean coal steam generation technology that help to reduce emissions from and improve the efficiency of coal-fired power generation plants. Clean coal technology has been recognized by the current Presidential administration as a key component at our national energy policy. We estimate our share of the global CFB boiler market to be nearly 50%. We believe we are well positioned to introduce the next generation of clean coal technology in the form of super-critical CFB products and gasification fluidized-bed combined-cycle products.

     We intend to grow our steam generation equipment business by continuing to invest in commercially viable clean coal technologies, participating in the re-powering and upgrading of aging facilities, and increasing the aftermarket services we offer. We also intend to continue to leverage our strong market position in steam generation equipment to capture a larger share of the global market for engineering, procurement and construction services for coal- and natural gas-fired power generation plants.

     Benefitting from increases in oil & gas industry spending. Clean air legislation and regulations taking effect in the period 2004-2007 in the United States and Europe will require the upgrade and modification of significant petroleum refining capacity. We intend to capitalize on this requirement by applying our years of experience in the engineering and construction of petroleum refineries, our familiarity with virtually all refining technologies and our expertise in clean fuels, in particular. In addition, the increase in oil and gas prices has resulted in a significant increase in oil and gas exploration and production projects by energy companies. We intend to capitalize on the increase in upstream activity by leveraging our knowledge and experience in key areas such as offshore platform production, liquified natural gas and gas-to-liquids production.

     Serving the growing pharmaceutical industry. The pharmaceutical industry continues to experience sustained growth due to the aging of populations in developed nations and advances in medical science and biotechnology. We are a leader in the engineering and construction of bulk pharmaceutical facilities. We intend to leverage our global relationships with major pharmaceutical companies to capture a larger share of the engineering and construction of secondary and biopharmaceutical facilities.

     Reducing our debt. We intend to continue reducing our debt by divesting non-core businesses and by generating cash flow from operations. In fiscal year 2000, we reduced our net debt by $108.9 million. In April 2001, we sold our interest in two hydrogen plants for approximately $40.0 million in cash, which we used to reduce borrowings under our multi-year revolving credit facility. We intend to use the net proceeds of this offering to further reduce borrowings under our revolving credit facilities. In addition, we are currently attempting to divest our ownership stake in selected owned power generation assets located in North America and South America.

     Utilizing disciplined project acquisition and risk management. We intend to focus our activities on cost-reimbursable and negotiated lump-sum work with well-established clients and to selectively pursue lump-sum turnkey projects secured by bidding where we believe we have a competitive advantage. We believe cost-reimbursable and negotiated lump-sum work reduce our exposure to unanticipated and unrecoverable cost overruns. Negotiated lump-sum contracts are obtained by direct negotiation rather than on a competitive bid basis. As of March 30, 2001, 21%, or $968.6 million, of the backlog of our Engineering & Construction Group came from lump-sum work. In instances where we enter into lump-sum contracts, we will rely on our experience in executing projects worldwide, our local knowledge and presence in markets where we execute projects and our risk management procedures to limit our commercial and financial exposure.

     Streamlining procurement practices. We have developed and implemented an internet-based product and services procurement system, "e-Procurement", to link our customers and suppliers electronically throughout the world. We believe that e-Procurement will help us improve customer service, increase work process efficiencies, reduce project costs and expenses, optimize project cycle times and leverage our worldwide corporate buying power.

     Nurturing key client relationships globally. We are continually focusing our business development and marketing efforts on a core group of global clients, many of whom we have worked with on multiple projects. Our customer list includes many prominent multinational and domestic clients, including Exxon Mobil Corporation, Royal Dutch/Shell Group, BP Amoco, GlaxoSmithKline, Saudi Aramco, Chevron Corporation, Florida Power & Light Company, the U.S. Department of Defense and the U.S. Department of Energy. We believe that our focused business development effort and global presence will contribute to reduced business development expense and project risk exposure and therefore higher profitability.

     Foster Wheeler Ltd. is a Bermuda company. Our principal offices are located at Perryville Corporate Park, Clinton, New Jersey 08809-4000, and our main telephone number is (908) 730-4000.

                       Reorganization as a Bermuda Company

     On May 25, 2001, Foster Wheeler Corporation was effectively reorganized as Foster Wheeler Ltd., a Bermuda company. We believe that a significant portion of our business is, and will be, generated from markets outside the United States. This reorganization will provide financial and other business advantages that were not available under the previous corporate structure. By aligning the structure with the business operations, it should promote operational efficiencies, including improvements in global cash management. The reorganization should provide a more favorable corporate and regulatory structure for expansion of current and future business opportunities. The reorganization may also facilitate access to financing sources outside of the United States and broaden the investor base by making the stock more attractive to non-U.S. investors. In addition, we believe that the reorganization should provide greater flexibility over the long-term in seeking to improve our worldwide effective tax rate.

     To consummate the reorganization, Foster Wheeler Corporation merged with a Delaware limited liability company, Foster Wheeler LLC. Foster Wheeler LLC is a wholly-owned, indirect subsidiary of Foster Wheeler Ltd., a Bermuda company. Upon the effectiveness of the merger, all of Foster Wheeler Corporation's outstanding shares automatically became shares of Foster Wheeler Ltd. At the time of the merger, all previously outstanding shares of Foster Wheeler Ltd. were cancelled. Our shareholders did not suffer any dilution in their ownership as a result of the reorganization.

     All of Foster Wheeler Corporation's existing debt remained at the Foster Wheeler LLC level. Foster Wheeler Ltd. guarantees much of this debt.

     All of Foster Wheeler Corporation's current subsidiaries became subsidiaries of Foster Wheeler LLC, and substantially all assets previously owned by Foster Wheeler Corporation were transferred to subsidiaries concurrently with the merger. No subsidiaries were transferred to any third-parties in connection with the reorganization. Prior to the effectiveness of the reorganization, neither Foster Wheeler LLC nor Foster Wheeler Ltd. conducted any operations other than in connection with the reorganization. The financial statements of Foster Wheeler Ltd. at the effective time were substantially identical to the financial statements of Foster Wheeler Corporation immediately prior to the reorganization.

     Upon effectiveness of the reorganization, common shares of Foster Wheeler Ltd., par value $1.00, replaced Foster Wheeler Corporation's common stock as the shares listed and trading on the New York Stock Exchange under the symbol "FWC".

                                  The Offering

Securities Offered....................    $210,000,000 in aggregate principal
                                          amount    of   6.50%    convertible
                                          subordinated   notes  due  2007  of
                                          Foster  Wheeler Ltd. The notes will
                                          be  convertible  into common shares
                                          of Foster Wheeler Ltd.

Maturity..............................    June  1,   2007,   unless   earlier
                                          redeemed, repurchased or converted.

Interest Payment Dates................    June 1 and December 1 of each year,
                                          beginning  December 2001.

Interest Rate.........................    6.50%   per   year,    subject   to
                                          adjustment       under      certain
                                          circumstances.

Optional Conversion by
Holders...............................    Holders  may convert the notes into
                                          Foster  Wheeler Ltd.  common shares
                                          at  any  time,   unless  previously
                                          redeemed or repurchased,  initially
                                          at a conversion price of $16.05 per
                                          common share, subject to adjustment
                                          under    certain     circumstances.

Ranking...............................    The     notes     are     unsecured
                                          subordinated  obligations of Foster
                                          Wheeler  Ltd.  and rank  junior  in
                                          right  of  payment  to  all  of our
                                          existing  and future  senior  debt.

Guarantee.............................    The    notes    are    fully    and
                                          unconditionally    guaranteed    by
                                          Foster  Wheeler  LLC,  an  indirect
                                          wholly-owned  subsidiary  of Foster
                                          Wheeler  Ltd.  Payments  under  the
                                          guarantee      will      constitute
                                          subordinated  obligations of Foster
                                          Wheeler LLC and will rank junior in
                                          right of  payment  to all of Foster
                                          Wheeler  LLC's  existing and future
                                          senior debt.

Optional Redemption by
Foster Wheeler........................    At any  time  on or  after  June 1,
                                          2004,  we may redeem some or all of
                                          the  notes in whole or in part from
                                          time  to  time  at  the  redemption
                                          prices,  plus  accrued  and  unpaid
                                          interest  to  but   excluding   the
                                          redemption  date,  set forth  under
                                          "Description         of         the
                                          Notes-Optional    Redemption   by
                                          Foster  Wheeler".  We may  exercise
                                          our redemption right only if for 20
                                          trading  days within a period of 30
                                          consecutive trading days, including
                                          the  last day of such  period,  the
                                          closing  sale  price of our  common
                                          shares   on  the  New  York   Stock
                                          Exchange  exceeds  120% of the then
                                          prevailing conversion price.

Rights of Holders  to  Require
Repurchase...........................     Each   holder   of  the  notes  may
                                          require  us to  repurchase  some or
                                          all of the  holder's  notes at 100%
                                          of  their  principal   amount  plus
                                          accrued  and  unpaid   interest  in
                                          certain  circumstances  involving a
                                          change    of     control.

Form, Denomination and
Registration..........................    The  notes  were  issued  in  fully
                                          registered form in denominations of
                                          $1,000.

Use of Proceeds.......................    We  will  not  receive  any  of the
                                          proceeds of the resale of the notes
                                          or  common  shares   issuable  upon
                                          conversion     by    the    selling
                                          securityholder.

                                  RISK FACTORS

     Before purchasing any notes, you should carefully read the following risk factors and the other sections of this prospectus. In addition, because holders of the notes may receive our common shares upon conversion of their notes, you are also making an investment decision with regard to our common shares. Thus, you should also carefully read the information regarding our common shares contained in this prospectus.

Relating to Our Business

We have high levels of debt.

     We have debt under bank loans and other debt securities that have been sold to investors. As of March 30, 2001, our total debt amounted to $844.8 million (62% of our total capitalization), $270.8 million of which is comprised of limited recourse project debt of special purpose subsidiaries. In addition, we have $175.0 million of trust preferred securities.

     Over the last five years, we have been required to allocate a greater portion of our earnings to pay interest on our debt. See "Ratio of Earnings to Fixed Charges". After paying interest on our debt, we have fewer funds available for working capital, capital expenditures, acquisitions and other business purposes. This could materially affect our competitiveness by limiting our ability to respond to changing market conditions, expand through acquisitions or to compete effectively in our markets. Additionally, certain of our borrowings are at variable rates of interest, which exposes us to the risk of a rise in interest rates.

There might be possible delays or cancellation of projects included in backlog.

     As of March 30, 2001, our backlog amounted to approximately $6.3 billion. The dollar amount of backlog does not necessarily indicate our future earnings related to the performance of that work. Backlog refers to expected future revenues under signed contracts, contracts awarded but not finalized, and letters of intent which our management has determined are likely to be performed. Although backlog represents only business which is considered firm, cancellations or scope adjustments may occur. Due to factors outside our control, such as changes in project schedules, we cannot predict with certainty if or when our backlog will be performed.

     In addition, even where a project proceeds as scheduled, it is possible that parties with which we have contracted, may default and fail to pay amounts owed to us. Any such defaults could materially harm our cash flow position, revenues and earnings.

Our estimate of the number of asbestos-related claims we may face and our liability for those claims is subject to a number of uncertainties.

     We are named as a defendant in numerous lawsuits and out-of-court informal claims pending in the United States in which the plaintiffs claim damages for personal injury arising from exposure to asbestos in connection with work performed and heat exchange devices assembled, installed and/or sold by us, and we expect to be named as a defendant in similar suits and claims filed in the future. We are unable to reliably estimate the ultimate cost of these claims due to the nature and number of variables associated with such claims. Our estimates of claims-related costs have increased significantly over time. Some of the factors that may result in increases in the costs of these claims over current estimates include: the rate at which new claims are filed, which increased in 2000 and the first quarter of 2001 compared to recent years, and the number of new claimants, the impact of bankruptcies of other companies currently or historically defending asbestos claims, which reduces the number of possible solvent defendants and may thereby increase the number of claims and the size of demands against us, the uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, the impact of potential changes in legislative or judicial standards, the type and severity of the disease alleged to be suffered by the claimants, such as the type of cancer, asbestosis or other illness, and the disease mix of future claims, increases in defense and/or indemnity payments, which have risen in recent years, and the development of more expensive medical treatments.

     Lastly, our asbestos liability estimates are based only on claims asserted in the United States and Canada. While to date we have not received any claims for personal injury damages based on exposure to asbestos based on our work performed outside of the United States, we do not know if such suits develop, what exposure we would have.

     Increases in the number of claims we face or our costs to resolve those claims will cause us to further increase our estimates of the costs associated with asbestos claims and could have a material adverse effect on our business, financial condition and results of operations.

Our insurance recovery in connection with our asbestos litigation is uncertain.

     To date, our insurance policies have provided coverage for substantially all of the costs we have incurred in connection with resolving asbestos claims. Our ability to continue to recover our costs or any portion thereof relating to the defense and payment of these claims in the future is uncertain and dependent on a number of factors, including: disputes over coverage issues with our insurance carriers, including current disputes involving allocations of coverage under certain policies among the insurers and us, the timely reimbursement of our costs by our insurance carriers, our insurance policy coverage limits, the timing and amount of asbestos claims which may be made against us in the future, and whether such claims are covered by insurance, the financial solvency of our insurers, some of which are currently insolvent, and the amount which may be paid to resolve those claims.

     These factors are beyond our control, and these factors could materially limit our insurance recoveries, which could have a material adverse effect on our business, financial condition and results of operations.

     In the future, we may be required to submit claims for reimbursement to insolvent insurers, including one insurer that has provided policies for a substantial amount of coverage. We cannot predict the amount or timing of such claims.

     An agreement we have had with a number of insurers to allow for efficient and thorough handling of claims against us will not cover claims filed after June 12, 2001. We are currently in negotiations with our insurers regarding an arrangement for handling asbestos claims filed after June 12, 2001. Failure to agree on a new arrangement may delay our ability to get reimbursed on a timely basis by our insurers, which could have a material adverse effect on our results of operations and financial condition. In addition, we cannot predict the effect on us of the ultimate allocation of coverage among the insurers and us as to claims filed after June 12, 2001.

Lump-sum (fixed price) contracts may result in significant losses if costs are greater than anticipated.

     Under lump-sum contracts, we are required to perform a variety of services including designing, engineering, procuring, manufacturing and/or constructing equipment or facilities, for a fixed amount, which is generally not adjusted to reflect the actual costs incurred by us to fulfill our responsibilities under the contract.

     Lump-sum contracts are inherently risky because of the possibility of underestimating costs and the fact that we assume substantially all of the risks associated with completing the project and the post-completion warranty obligations. We also assume the project's technical risk, meaning that we must tailor our products and systems to satisfy the technical requirements of a project even though, at the time we are awarded the project, we may not have previously produced such a product or system. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from our original projections because of changes in a variety of factors, including but not limited to:

     - unanticipated technical problems with the equipment being supplied or developed by us which may require that we spend our own money to remedy the problem,

     -    changes in the cost of components, materials or labor,

     -    difficulties in obtaining required governmental permits or approvals,

     -    changes in local laws and regulations,

     -    changes in local labor conditions,

     -    project modifications creating unanticipated costs,

     -    delays caused by local weather conditions, and

     -    suppliers' or subcontractors' failure to perform.

     These risks are exacerbated if the duration of the project is long-term because there is more time for, and therefore an increased risk that, the circumstances upon which we originally bid and developed a price will change in a manner that increases our costs. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. Our long-term, fixed price projects often make us subject to penalties if we cannot complete portions of the project in accordance with agreed-upon time limits. Therefore, losses can result from performing large, long-term projects on a lump-sum basis. These losses may be material and could negatively impact our business and results of operations.

We have high working capital requirements which have a negative impact on our financial condition and results of operations.

     Our business requires a significant amount of working capital. Among other things, use of significant amounts of working capital is required to finance the purchase of materials and performance of engineering, construction, and other work on projects before payment is received from customers.

     Working capital requirements may increase when we are required to give our customers more favorable payment terms under contracts to compete successfully for certain projects. Such terms generally include lower advance payments and payment schedules that are less favorable to us. In addition, our working capital requirements have increased because of delays in customer payments resulting from challenges to our requests for additional payments under lump-sum contracts which has resulted in us financing amounts required to complete projects while we are involved in lengthy arbitration or litigation proceedings to recover these amounts. All of these factors may result or have resulted in increases in the amount of our contracts in process and receivables, and our short-term borrowings. Continued higher working capital requirements would materially harm our financial condition and results of operations.

Claims made by us against project owners for payment have recently increased, and failure by us to adequately recover on these claims would have a material adverse effect upon our financial condition and results of operations.

     Our project claims have increased as a result of the increase in our lump-sum contracts between 1992 and 1999. Project claims are claims brought by us against project owners for additional costs over the contract price or amounts not included in the original contract price, typically arising from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. We have used significant additional working capital in projects with cost overruns pending the resolution of the relevant project claims. We cannot assure that project claims will not continue to increase.

     The portion of project claims which we estimate will be the minimum amount to be recovered appears on our balance sheet as an asset. To the extent that we estimate recoveries below corresponding estimated costs, we record a net loss on that portion of the project. At March 30, 2001, $175.0 million of our assets represented the portion of project claims which we believe to be the minimum recoverable amount. Our actual claims and the net losses we have incurred on these projects, however, are substantially greater than this amount. In addition, if we do not recover the minimum estimated amounts on current project claims, then we will have to write-down the value of the project claim asset and take a corresponding charge against earnings, and any such write-down and charge could have a material adverse effect on our financial condition and results of operations.

     We also face a number of counterclaims brought against us by certain project owners in connection with several of the project claims described above. If we are found liable for any of these counterclaims, such liability may also result in write-downs and charges against our earnings to the extent a reserve is not established.

Foster Wheeler LLC guarantees certain obligations of our subsidiaries.

     Foster Wheeler LLC is, and in the future we will be, required by our customers to guarantee the performance of contracts by our subsidiaries. If our subsidiaries default on these performance obligations, we or Foster Wheeler LLC, as the case may be, will be obligated to pay damages to the customer. In the aggregate, these agreements represent a material contingent liability.

We concentrate in particular industries.

     We derive a significant amount of our revenues from services provided to corporations that are concentrated in five industries: power, oil & gas, pharmaceuticals, environmental and chemical/petrochemical. Unfavorable economic or other developments in one or more of these industries could have a material adverse effect on our financial condition and results of operations.

Our international operations involve risks.

     We have substantial international operations which we conduct through foreign and domestic subsidiaries as well as through agreements with foreign joint venture partners. Our international projects accounted for approximately 60% of our fiscal year 2000 operating revenues. We have international operations around the world including operations in China, Poland and Thailand. Our foreign operations are subject to risks, including:

     -    uncertain political, legal and economic environments,

     -    potential incompatibility with foreign joint venture partners,

     -    foreign currency controls and fluctuations,

     -    civil disturbances, and

     -    labor problems.

     Events outside of our control may limit or disrupt operations, restrict the movement of funds, result in the loss of contract rights, increase foreign taxation or limit repatriation of earnings. In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture. These events could have a material adverse effect on our business and results of operations.

We may encounter difficulty in managing our business due to the global nature of our operations.

     We operate in more than 30 countries around the world, with approximately 6,000, or 60%, of our employees located outside of the United States. In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor segment-wide standards and directives across our global network. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and compliance with segment-wide standards and procedures.

We may be unable to accomplish our business strategy.

     Our ability to accomplish our business strategy is subject to many factors beyond our control. We cannot give you any assurances that we will be successful in our attempts to increase revenues, introduce new products, decrease costs, increase our client base, achieve desirable contracts or reduce our leverage. These goals depend in part on global economic growth, economic activity within certain markets, regulatory environment, the demand for our products and the efforts of our competitors. Additionally, one element of our strategy of reducing leverage depends on our ability to monetize certain non-core assets. There can be no assurance that we will be successful in our efforts to monetize these assets. Even if we are successful, the price we receive for certain of these assets may require us to report a loss on the sale if the book value is higher than the price received.

We are engaged in highly competitive businesses and often must bid against competitors to obtain engineering, construction and service contracts.

     We are engaged in highly competitive businesses in which customer contracts are often awarded through bidding processes based on price and the acceptance of certain risks. We compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than we do. In some instances this could give them a competitive advantage over us.

Our publicly available earnings estimates are subject to many uncertainties.

     We can make no assurances that our publicly available earnings estimates will be achieved. Our earnings estimates are subject to change due to many uncertainties including:

     - changes in the rate of economic growth in the United States and other major economies,

     - changes in investment by the power, oil & gas, pharmaceutical, chemical/petrochemical and environmental industries,

     -    changes in regulatory environment,

     -    changes in project schedules,

     -    changes in trade, monetary and fiscal policies worldwide,

     -    currency fluctuations,

     - outcomes of pending and future litigation, including litigation regarding our liability for damages caused by asbestos exposure,

     - protection and validity of patents and other intellectual property rights, and

     -    increasing competition by foreign and domestic companies.

     Our earnings estimates were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants or generally accepted accounting principles. No independent accountants have expressed an opinion or any other form of assurance on these estimates. Earnings estimates are necessarily speculative in nature, and it can be expected that one or more of the estimates will not materialize or will vary significantly from actual results, and such variances will likely increase over time. Such variances at any time may be material and adverse.

A failure to attract and retain qualified personnel could have an adverse effect on us.

     Our ability to attract and retain qualified engineers, scientists and other professional personnel, either through direct hiring or acquisition of other firms employing such professionals, will be an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain such professionals. In addition, our ability to be successful depends in part on our ability to attract and retain skilled laborers. Demand for these workers is currently high and the supply is extremely limited. Our failure to attract or retain such workers could have a material adverse effect on our business and results of operations.

We are subject to environmental laws and regulations in the countries in which we operate.

     Our operations are subject to U.S., European and other laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws include U.S. federal statutes such as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Clean Water Act, the Clean Air Act and similar state and local laws, and European laws and regulations including those promulgated under the Integrated Pollution Prevention and Control Directive issued by the European Union in 1996 and the 1991 directive dealing with waste and hazardous waste and laws and regulations similar to those in other countries in which we operate. In both our Engineering & Construction Group and our Energy Equipment Group we make use of and produce as byproducts substances which are considered to be hazardous pursuant to the laws and regulations referred to above. We may be subject to liabilities for environmental contamination if we do not comply with applicable laws regulating such hazardous substances, and such liabilities can be substantial.

     In addition, we may be subject to significant fines and penalties if we do not comply with environmental laws and regulations including those referred to above. Some environmental laws, including CERCLA, provide for joint and several strict liability for remediation of releases of hazardous substances which could result in our liability for environmental damage without regard to our negligence or fault. Such laws and regulations could expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time the acts were performed. Additionally, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in material costs and liabilities to us.

The enforcement of judgments in civil suits against Foster Wheeler Ltd. may be difficult.

     Foster Wheeler Ltd. is a Bermuda company. As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against Foster Wheeler Ltd. in United States courts. Foster Wheeler Ltd. has irrevocably agreed that it may be served process with respect to actions based on offers and sales of securities made in the United States by having Foster Wheeler LLC, Perryville Corporate Park, Clinton, New Jersey 08809-4000, be its United States agent appointed for that purpose.

     Foster Wheeler Ltd. has been advised by its Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. Foster Wheeler Ltd. has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages may be the subject of an action in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

          (1) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

          (2) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

     A Bermuda court may impose civil liability on Foster Wheeler Ltd. or its directors or officers in a suit brought in the Supreme Court of Bermuda against Foster Wheeler Ltd. or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Anti-takeover provisions in our bye-laws and our shareholders rights plan may discourage potential acquisition bids.

     Provisions in our bye-laws and our shareholders right plan could discourage unsolicited takeover bids from third parties and make removal of incumbent management difficult. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover by another party. These provisions include:

     -    two-thirds of all shareholders must vote in favor of any merger,

     -    a classified board of directors, and

     - a potential acquiror's interest in us may be diluted as a result of the operation of the shareholders rights plan.

     Our board of directors may issue preferred shares and determine their rights and qualifications. The issuance of preferred shares may delay, defer or prevent a merger, amalgamation, tender offer or proxy contest involving us. This may cause the market price of our common shares to significantly decrease.

Related to the Notes


Our ability to repurchase notes upon a change of control is subject to important limitations.

     The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC. In such a case, any repurchase of the notes by Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, absent a waiver, would be prohibited under the subordination provisions of the indenture until the senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, is paid in full. Further, we cannot assure you that Foster Wheeler Ltd. or Foster Wheeler LLC would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure to repurchase the notes when required following a change of control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC. See "Description of the Notes-Repurchase at Option of Holders upon a Change of Control".

The notes and the guarantee will be subordinated to senior debt and other liabilities.

     As of March  30,  2001,  on a pro  forma  basis,  payment  on the notes and guarantee would have been subordinated or effectively subordinated to approximately $641.7 million of our consolidated debt, including senior debt of Foster Wheeler Ltd. In addition, payment of the notes is effectively subordinated to all other liabilities of the subsidiaries of Foster Weeler Ltd. as payment on the guarantee is effectively subordinated to all other liabilities of the subsidiaries of Foster Wheeler LLC.

     By reason of the subordination provisions of the indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding up of Foster Wheeler Ltd. or Foster Wheeler LLC, holders of notes will not receive payment on, in the case of such an event involving Foster Wheeler Ltd., the notes or, in the case of such an event involving Foster Wheeler LLC, the guarantee, as applicable, until all senior debt of such company is paid in full. As a result, in the event of such a proceeding, holders of the notes may receive less, ratably, than holders of senior debt. In addition, no payment will be made in respect of the notes and the guarantee during the continuance of payment defaults on senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, and payments on the notes or the guarantee may be prohibited for up to 179 consecutive days in the event of non-payment defaults on certain senior debt. The notes and the guarantee will be unsecured, and will also be effectively subordinated to all secured obligations to the extent of the value of the assets securing such obligations.

As a holding company, we are dependent upon our subsidiaries to service our debt and obtain funds for dividend payments.

     As a holding company, our assets consist entirely of the capital stock or other equity interests of our operating subsidiaries. Consequently, our cash flow and ability to pay dividends and service debt obligations, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by the subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their indebtedness. Additionally, Foster Wheeler LLC's ability to make payments under its guarantee may be restricted by the terms of our credit facility. We cannot be certain that payments from our subsidiaries will be adequate to pay dividends or service our debt obligations, including the notes and the guarantee.

You may not be able to sell your notes.

     The notes are a new issue of securities for which there is currently no trading market. We cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. Whether or not the notes trade at lower prices depends on many factors, including:

     -    prevailing interest rates,

     -    the markets for similar securities,

     -    general economic conditions, and

     - our financial condition, historical financial performance and future prospects.

                                 USE OF PROCEEDS

     Neither Foster Wheeler Ltd. nor Foster Wheeler LLC will receive any proceeds from the sale by any selling securityholder of the notes or the underlying Foster Wheeler Ltd. common shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated:




     2001           2000       1999        1998              1997          1996
     ----           ----       ----        ----              ----          ----
First quarter of                         Fiscal Year
  Fiscal Year
     1.34           1.51       -         1.36              1.02          2.64


-----------
(1) Earnings in 1999 were inadequate to cover fixed charges. The coverage deficiency was approximately $204.0 million, largely due to a provision of $37.6 million ($27.6 million after tax) for cost alignment and a charge totalling $244.6 million ($173.9 million after tax) of which $214.0 million relates to the Robbins facility write-down and $30.6 million relates to 1999 operations of the Robbins facility.

     The ratio of earnings to fixed charges is computed by dividing (A) income from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes plus fixed charges, less capitalized interest and minority interest by (B) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), minority interest and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Foster Wheeler Ltd.'s common shares are listed and traded on the New York Stock Exchange under the symbol "FWC". The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share of Foster Wheeler Ltd.'s common shares, and previously Foster Wheeler Corporation's common stock, on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape. The number of shareholders of record as of June 26, 2001 was 6,326.



                                                                                            Cash Dividend
                                                                        High       Low      Paid Per Share
     Fiscal year ended December 31, 1999
     First quarter...................................................  $14.63    $11.69         $.21
     Second quarter..................................................   16.06     12.06          .21
     Third quarter...................................................   14.69     11.50          .06
     Fourth quarter..................................................   12.19      7.88          .06
     Fiscal year ended December 29, 2000
     First quarter...................................................    9.50      5.19          .06
     Second quarter..................................................    9.44      5.81          .06
     Third quarter...................................................    8.81      6.25          .06
     Fourth quarter..................................................    8.44      3.94          .06
     Fiscal year ended December 28, 2001
     First quarter...................................................   18.74      5.31          .06
     Second quarter (through June 26, 2001)..........................   17.75      8.53            -


     The payment of dividends on our common stock has been and, following the reorganization payment of dividends on our common shares will be, within the discretion of our board of directors. Currently, we intend to continue our policy of paying regular quarterly cash dividends. We have paid quarterly cash dividends in each of the past 35 years. However, future dividends will be dependent on future earnings, financial conditions and capital requirements. The payment of dividends is subject to the restrictions described in "Risk Factors".

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We have compiled the following discussions of Foster Wheeler's results of operations and financial condition from our Quarterly Report on Form 10-Q for the quarter ended March 30, 2001 and from our Annual Report on Form 10-K/A for the year ended December 29, 2000. We have not attempted to update this discussion in any way, except as specifically noted. You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus. You should also read the other documents that we have filed with the Securities and Exchange Commission since the date of those periodic reports and the "Business" section of this prospectus to obtain more information about subsequent developments involving us.

General

     We are a leading global engineering, procurement and construction company and are a leading provider of advanced steam generation equipment to the power industry. Over the past century, our steam generation equipment has been installed in over 600 power generation plants worldwide with an aggregate generation capacity in excess of 150,000 megawatts. Since the early 1900s, we and our predecessors have engineered and built thousands of process, power and industrial facilities in more than 125 countries. Engineering News Record ranks us sixth among global design firms, based on 1999 design revenues. With approximately $6.3 billion in backlog at March 30, 2001, we serve five principal business sectors, including power (representing 36% of backlog), environmental (32%), oil & gas (16%), pharmaceutical (11%) and chemical/petrochemical (5%).

     We were formed in 1900 as Power Specialty Company and renamed Foster Wheeler Corporation after a merger with Wheeler Condenser & Engineering Company (founded 1891). On May 25, 2001, we were effectively reorganized as Foster Wheeler Ltd., a Bermuda company. Power Specialty Company and Wheeler Condenser Company were early leaders in steam generation equipment and engineering services to the power generation and petroleum refining industries. For the fiscal year ended December 29, 2000, we had revenues of $4.0 billion and net income of $39.5 million and for the fiscal quarter ended March 30, 2001, we had unaudited revenues of $698.2 million and unaudited net income of $8.1 million. We have more than 10,000 employees and offices in over 30 countries. For fiscal year 2000, approximately 60% of our operating revenues were derived from international projects.

Revenue Recognition on Long-term Contracts

     The Engineering & Construction Group records profits on long-term contracts on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts of the Engineering & Construction Group are generally considered substantially complete when engineering is completed and/or field construction is completed. We include pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs when we determine that we are responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

     The Energy Equipment Group primarily records profits on long-term contracts on a percentage-of-completion basis determined on a variation of the efforts-expended and the cost-to-cost methods, which include multiyear contracts that require significant engineering efforts and multiple delivery units. These methods are periodically subject to physical verification of the actual progress towards completion. Contracts of the Energy Equipment Group are generally considered substantially complete when manufacturing and/or field erection is completed.

     Certain special-purpose subsidiaries in the Energy Equipment Group are reimbursed by customers for their costs, including amounts related to principal repayments of non-recourse project debt, for building and operating certain facilities over the lives of the non-cancelable service contracts. We record revenues relating to debt repayment obligations on these contracts on a straight-line basis over the lives of the service contracts, and record depreciation of the facilities on a straight-line basis over the estimated useful lives of the facilities, after consideration of the estimated residual value.

Backlog

     Our consolidated unfilled orders at the end of the first quarter of fiscal 2001 were $6.3 billion, a decline of 1% from the first quarter of fiscal 2000. As of March 30, 2001, 87%, or $1.6 billion, of unfilled orders for the Energy Equipment Group was from lump-sum work and 13%, or $241.0 million, of unfilled orders was from cost-reimbursable work, and for the Engineering & Construction Group, 21%, or $968.6 million, of unfilled orders was from lump-sum work and 79%, or $3.6 billion of unfilled orders was from cost-reimbursable work.

     Our consolidated unfilled orders at the end of fiscal 2000 were $6.1 billion, an increase of $91.8 million over the amount reported for the end of fiscal 1999 of $6.1 billion, which in turn represented a decrease of $1.4 billion from unfilled orders at the end of fiscal 1998 of $7.4 billion.

     The elapsed time for the award of a contract to completion of performance may be up to four years. The dollar amount of unfilled orders is not necessarily indicative of our future earnings related to the performance of the work. Although unfilled orders represent only business which is considered firm, there can be no assurance that cancellations or scope adjustments will not occur. Due to additional factors outside of our control, such as changes in project schedules, we cannot predict with certainty the portion of unfilled orders which may not be performed. Unfilled orders have been adjusted to reflect project cancellations, deferrals, and revised project scopes and costs. The net reduction in unfilled orders from project adjustments and cancellations for fiscal 2000 was $279.9 million, compared with $880.1 million in fiscal 1999 and $638.1 million in fiscal 1998. The large size and uncertain timing of projects can create variability in our contract awards, and therefore, future award trends are difficult to predict.

     The unfilled orders by business group for each of the periods indicated are as follows:

                                                                    First Quarter          2000          1999           1998
                                                                                           ----          ----           ----
                                                                           2001
                                                                                         (in millions)
   Engineering & Construction.................................            $4,522.5       $4,534.6       $4,741.5       $5,867.8
   Energy Equipment...........................................             1,839.5        1,727.4        1,445.8        1,597.0
   Corporate and Financial Services
     (including eliminations).................................             (111.5)        (119.7)        (136.8)         (52.9)
                                                                         ---------      ---------      ---------     ----------
   Total......................................................            $6,250.5       $6,142.3       $6,050.5       $7,411.9
                                                                          ========       ========       ========       ========

     Unfilled orders of projects for 2000 totaled $6.1 billion, which was comprised of $5.6 billion of signed contracts and $523.0 million of letters of intent and contracts awarded but not finalized.

New Orders

     New orders awarded for the three months ended March 30, 2001 were $950.5 million compared to $1.2 billion for the period ended March 31, 2000. Approximately 38% of new orders booked in the three months ended March 30, 2001 were for projects awarded to our subsidiaries located outside the United States. Key countries and geographic areas contributing to new orders awarded for the three months ended March 30, 2001 were the United States, Europe and Asia. The reduction was due to lower activity in both the Engineering & Construction and the Energy Equipment Groups.

     New orders awarded for fiscal 2000 totaled $4.5 billion and were 24% higher than new orders awarded in fiscal 1999 which totaled $3.6 billion. New orders for fiscal 1999, in turn were 31% lower than new orders awarded in fiscal 1998, which totaled $5.3 billion. A total of 63% of new orders in fiscal 2000 were for projects awarded to our subsidiaries located outside of the United States as compared to 55% in fiscal 1999 and 52% in fiscal 1998. Key geographic regions outside of the United States contributing to new orders awarded in fiscal 2000 were Europe, Asia and the Middle East.

     The following table sets forth the new orders for each of our groups for the periods indicated.

                                                                        First Quarter      2000          1999          1998
                                                                                           ----          ----          ----
                                                                             2001
                                                                                                (in millions)
   Engineering & Construction.................................              $577.0       $3,094.6       $2,752.2       $4,329.1
   Energy Equipment...........................................               378.9        1,468.7        1,057.3        1,031.8
   Corporate and Financial Services
     (including eliminations).................................               (5.4)         (83.3)        (186.3)         (91.5)
                                                                          --------     ----------      ---------     ----------
   Total......................................................              $950.5       $4,480.0       $3,623.2       $5,269.4
                                                                            ======       ========       ========       ========


Results of Operations

Three months ended March 30, 2001 to three months ended March 31, 2000

    The following table sets forth, for the periods indicated, our revenues and net earnings.




                                                      First Quarter 2001      First Quarter 2000
                                                                        (in millions)
Revenues                                                   $698.2                      $836.3
Net earnings......................................         $  8.1                        $8.4


     Operating revenues decreased 17% in the three months March 30, 2001 compared to the three months ended March 31, 2000 to $682.6 million from $822.0 million. This reduction was primarily due to lower activity in the Engineering & Construction Group.

     Gross earnings, which are equal to operating revenues minus the cost of operating revenues, decreased by $5.5 million in the three months ended March 30, 2001 as compared with the three months ended March 31, 2000 to $75.0 million from $80.5 million. This reduction was due to lower operating revenues in the Engineering & Construction Group.

     Selling, general and administrative expenses decreased by 5% in the three months ended March 30, 2001 as compared with the same period in 2000, from $54.1 million to $51.4 million. This reduction partially relates to our 1999 cost realignment plan.

     Other income in the three months ended March 30, 2001 increased to $15.6 million from $14.3 million for the period ended March 31, 2000. This increase can be primarily related to interest income ($0.7 million) and foreign transaction gains ($0.5 million).

     Other deductions for the three months ended March 30, 2001 were $0.9 million higher than that reported in the three months ended March 31, 2000. The increase primarily relates to higher interest expense.

     Net earnings for the three months ended March 30, 2001 were $8.1 million or $.20 per share diluted compared to net earnings of $8.4 million or $.21 per share diluted for the three months ended March 31, 2000. The decrease relates to lower earnings before taxes ($3.2 million) due to lower operating revenues, offset by a lower tax provision ($2.9 million) relating to certain tax credits and the favorable settlement of a contested foreign tax liability.

Fiscal years 2000, 1999 and 1998

     The following table sets forth, for the periods indicated, our revenues, net earnings (loss) and earnings (loss) per share.

                                                                    2000                  1999                   1998
                                                                    ----                  ----                   ----
                                                                    (in millions of dollars, except per share amounts)
Revenues                                                          $3,969.4             $3,944.1               $4,597.0
Net earnings/(loss).........................                          39.5               (143.6)                 (31.5)
Earnings/(loss) per share:
Basic and diluted...........................                          $.97               $(3.53)                 $(.77)

     The transactions related to the Robbins facility had a significant adverse impact on our results of operations in 1999 and 1998. The Robbins facility is discussed in the section titled "Legal Proceedings". The table below reflects our results excluding the impact of losses related to the Robbins facility and the 1999 cost realignment plans:

                                                                           2000              1999              1998
                                                                           ----              ----              ----
                                                                                           (in millions)
Earnings/(loss) before income taxes as reported...............            $56.0            $(190.5)           $47.8
Adjusted for:
     Robbins..................................................                -              244.6             72.8
     Cost realignment plan....................................                -               37.6                -
                                                                        -------        -----------        ---------

As adjusted...................................................            $56.0              $91.7           $120.6
                                                                          =====         ==========           ======
Net earnings/(loss) as reported...............................            $39.5            $(143.6)          $(31.5)
Adjusted for:

     Robbins..................................................                -              173.9*           108.6*
     Cost realignment plan....................................                -               27.6                -
                                                                        -------        -----------        ---------

As adjusted...................................................            $39.5              $57.9            $77.1
                                                                          =====         ==========          =======

--------------------------
* Includes in 1999 and 1998 a tax valuation allowance of $15.0 million and $61.3 million, respectively.

     Operating revenues of $3.9 billion in fiscal 2000 were approximately the same as fiscal 1999. The fiscal 1999 operating revenues of $3.9 billion were a decrease of $669.7 million compared to fiscal 1998.

     Gross earnings from operations, which are equal to operating revenues minus the cost of operating revenues, increased $28.4 million or 9.5% in fiscal 2000 as compared to fiscal 1999, to $326.2 million from $297.8, which was a decrease of approximately 20% from fiscal 1998. The gross earnings from operations in fiscal 1999 were reduced by (1) operating loss of $23.5 million related to the Robbins facility and (2) cost realignment of $17.5 million. Excluding these two adjustments, gross earnings decreased by $12.6 million or 3.7% in 2000 compared to fiscal 1999.

     In order to remain competitive while improving margins, during 1999 and 2000 we introduced a cost realignment plan under which we reduced costs through staff reduction and closure of some smaller operating facilities. In connection with this cost realignment plan, we recorded charges in the third quarter of 1999 of approximately $37.6 million or $27.6 million after-tax. The plan was completed prior to the end of the first quarter 2000, with no additional charges being recorded.

     Selling, general and administrative expenses decreased $16.2 million, or 6.9% in fiscal 2000 as compared to fiscal 1999 to $219.4 million from $235.6 million, which in turn represented a decrease of $17.8 million from expenses reported in fiscal 1998 of $253.4 million. The decrease for fiscal 2000 can be attributed primarily to the cost reduction plan of fiscal 1999 as well as lower proposal costs in both the Engineering & Construction Group and Energy Equipment Group. The decrease in fiscal 1999 was mainly a result of lower proposal costs for the Energy Equipment Group.

     Other income in fiscal 2000 of $78.0 million was approximately the same as fiscal 1999. Other income of $77.0 million for fiscal 1999 was an increase of $16.8 million from 1998. The increase in 1999 can be attributed to a gain on the sale of a building in San Diego, California offset by lower interest income. The increase in 2000 relates to various items including equity earnings from unconsolidated subsidiaries.

     Other deductions in fiscal 2000 increased by $11.5 million from fiscal 1999. The primary reason for the increase was higher interest expense of $12.5 million. The increase was also attributed to (1) a provision for liability resulting from a decision by a French court on a legal matter regarding a former French subsidiary for which we indemnified the purchaser of $6.0 million, (2) write-off of notes receivables on previous sale of a subsidiary of $2.7 million and (3) additional goodwill amortization of $2.2 million. In fiscal 1999 there was a reserve for cost reduction included in other deductions of $15.0 million, which was non-recurring in fiscal 2000.

     The tax provision for fiscal 2000 was $16.5 million on earnings before tax of $56.0 million. The low effective tax rate of 29.5% was primarily due to non-recurring one time foreign tax benefits. The tax benefit for fiscal 1999 was $46.9 million on losses before income taxes of $190.5 million. The low effective tax rate benefit of 24.6% was primarily due to an increase of $15.0 million in the valuation allowance of which $10.0 million related to federal income taxes and $5.0 million to state income taxes. The high effective tax rate for fiscal 1998 of 165.9% was related to an increase in the valuation allowance of $61.3 million. Both the 1999 and 1998 valuation allowance adjustments were caused by losses related to the Robbins facility and their impact on our ability to realize tax benefits in the future.

     The net earnings for fiscal 2000 were $39.5 million or $.97 diluted per share. The net loss for fiscal 1999 was $143.6 million or $3.53 diluted per share, which included net losses for the Robbins facility of $173.9 million, of which $154.0 million was a write down and $19.9 million were operating losses, and cost realignment of $27.6 million. The net loss for fiscal 1998 was $31.5 million or $0.77 diluted per share, which included net losses for the Robbins facility of $47.3 million and the related increase in the tax valuation allowance of $61.3 million.

Engineering & Construction Group

     The following tables set forth the operating revenues and gross earnings from operations from the Engineering & Construction Group for the periods indicated.

                                           First Quarter   First Quarter    2000           1999            1998
                                                                            ----           ----            ----
                                               2001             2000
                                               ----             ----
                                                                         (in millions)

  Operating revenues.................         $465.9          $608.2       $2,933.1        $2,975.5         $3,422.3
  Gross earnings from operations.....          $41.1           $46.4         $184.7          $189.6           $206.3

     Operating revenues for the three month period ended March 30, 2001 decreased 23% compared to the three month period ended March 31, 2000. Gross earnings from operations decreased by 11% for the three month period ended March 30, 2001, compared with the corresponding period ended March 31, 2000. Both the operating revenue and gross earnings decrease can be associated with lower activity in the United States, France and Italy.

     This group reported a slight decrease in operating revenues in fiscal 2000 as compared to fiscal 1999, which in turn represented a 13% decrease from fiscal 1998. The decrease in 1999 operating revenues was due to decreased activities in the United States, United Kingdom and Italy offset by an increase in France.

     We include pass-through costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs when we determine that we are responsible for the engineering specification, procurement and management of such cost components on behalf of the customer. The percentage relationship between pass-through costs of contracts and revenues will fluctuate from year to year depending on a variety of factors including the mix of business in the years compared.

     This group's gross earnings from operations decreased $4.9 million in fiscal 2000 as compared with fiscal 1999 or 2.6%, which in turn represented a decrease of 8% from gross earnings from operations in fiscal 1998. The decrease in 2000 is primarily due to activities in the United Kingdom and continental
Europe. The decrease in fiscal 1999 can be attributed to the cost realignment plan of $14.6. Without the cost realignment plan, gross earnings from operations would have been $204.2 million, a decrease from fiscal 1998 of $2.1 million.

     Energy Equipment Group (Excluding the Robbins Facility)

     Commencing in fiscal 2000, the Power Systems Group has been combined with the Energy Equipment Group, where the rest of our power expertise resides. The prior year's financial data have been adjusted to reflect this change. This unit will no longer develop waste-to-energy facilities in the United States.

     We are attempting to monetize selected co-generation and waste-to-energy facilities. Based on current economic conditions, the management concluded that we would continue to operate the facilities in the normal course of business. Management has reviewed these facilities for impairment on an undiscounted cash flow basis and determined that no adjustment to the carrying amounts is required. It is possible, however, that the amounts realized through monetization could differ materially from the balances in the financial statements.

     The following tables set forth the operating revenues and gross earnings from operations for the Energy Equipment Group for the periods indicated (excluding the Robbins facility).

                                            First Quarter   First Quarter      2000          1999            1998
                                                                               ----          ----            ----
                                                2001            2000
                                                ----            ----
                                                                    (in millions)
  Operating revenues                        $230.3           $224.4          $1,057.4       $982.5         $1,240.8
  Gross earnings from operations             $33.6            $33.5            $139.7       $129.7           $183.5


     Operating revenues for the three month period ended March 30, 2001 increased by 3%. Gross earnings from operations were approximately the same for the three month period ended March 30, 2001 compared with the period ended March 31, 2000.

     Operating revenues for fiscal 2000 increased $74.9 million or 7.6% from fiscal 1999, which relates to the increase in new orders. The decrease of $258.3 million in fiscal 1999 versus fiscal 1998 can be attributed to the lower number of contract awards in 1998.

     The gross earnings from operations increased $10.0 million or 7.7% from fiscal 1999, which is in line with the increase in operating revenues. The decrease of $53.8 million or 29.3% in fiscal 1999 as compared to fiscal 1998 was due primarily to (1) cost realignment plan of $2.5 million, (2) lower revenues resulting in reduced gross earnings in 1999 of approximately $30.0 million and
(3) a provision of approximately $10.0 million relating to several projects.

Research and Development

     We are continually engaged in research and development efforts, both in evaluating performance and providing analytical services on current projects and in development of new products and processes. During fiscal years 2000, 1999 and 1998, approximately $12.0 million, $12.5 million and $14.1 million, respectively, were spent on research activities sponsored by us. During the same periods, approximately $27.6 million, $27.1 million and $32.7 million, respectively, were spent on customer-sponsored research activities that were paid for by our customers.

Financial Condition

     Stockholders' equity for the three months ended March 30, 2001 decreased by $11.5 million, due primarily to changes in the foreign currency translation adjustment of $17.7 million and dividends paid of $2.4 million, offset by earnings of $8.1 million.

     Stockholders' equity at the end of fiscal 2000 was $364.1 million as compared to $375.9 million at the end of fiscal 1999 and $572.1 million at the end of fiscal 1998. The decrease for fiscal 2000 relates to (1) a change in the accumulated translation adjustment of $20.0 million, (2) a net minimum pension liability adjustment of $21.5 million included in "Other Comprehensive Loss" and
(3) dividend payments of $9.8 million which were offset by earnings for the year of $39.5 million. The decrease for 1999 of $196.2 million was due to the net loss of $143.6 million due primarily to losses in respect of the Robbins facility and cost realignment, the payment of dividends of $22.0 million and a change in the accumulated translation adjustment of $30.9 million.

     During the three months ended March 30, 2001, long-term investments in land, buildings and equipment were $9.0 million as compared with $11.2 million for the comparable period in 2000. During the first three months of 2000, approximately $5.5 million was invested in a waste-to-energy project in Italy, versus $1.7 million in 2001.

     For fiscal 2000, 1999 and 1998, investments in land, buildings and equipment were $45.8 million, $128.1 million and $133.8 million, respectively. The reduction in 2000 primarily relates to lower activity in build, own and operate plants, which is in line with the previously announced repositioning plan for these types of plants. Capital expenditures will continue to be directed primarily toward strengthening and supporting our core businesses.

     Corporate and other debt, special purpose project debt and bank loans net of cash and short term investments increased by $81.9 million in the first quarter of 2001 as a result of slow payment by certain customers and unfavorable payment terms on certain contracts. Our corporate and other debt during fiscal 2000 decreased by $108.9 million compared to the prior fiscal year. This was accomplished primarily by the sale of our subsidiaries, 50% interest in Lomellina Energia S.r.l., a waste-to-energy facility in Italy. Also, we entered into a sale/leaseback of an office building in Spain where gross proceeds were approximately $21.0 million. In the third quarter of 2000, a transaction was completed relating to the Petropower project in Chile, in which we essentially monetized the projected future cash flows of the project. The transaction resulted in an increase of approximately $42.5 million of limited recourse debt and a similar decrease of corporate debt. In 1999 we issued preferred trust securities, the proceeds of which were used to reduce our indebtedness under our senior credit facilities. In 1999, we entered into a sale/leaseback of an office building in the United Kingdom where gross proceeds were $126.8 million. In 1998, we made the final payment of $22.0 million on 8.58% unsecured promissory private placement notes.

     In the third quarter of 1998, one of our subsidiaries entered into a three-year agreement with a financial institution, whereby the subsidiary would sell an undivided interest in a designated pool of qualified accounts receivable. Under the terms of the agreement, new receivables are added to the pool as collections reduce previously sold accounts receivable. The credit risk of uncollectible accounts receivable has been transferred to the purchaser. We service, administer and collect the receivables on behalf of the purchaser. Fees payable to the purchaser under this agreement are equivalent to rates afforded high quality commercial paper issuers plus certain administrative expenses and are included in other deductions, in the consolidated statement of earnings and comprehensive income. The agreement contains certain covenants and provides for various events of termination.

     As of March 30, 2001 and December 29, 2000, $50.0 million in receivables were sold under the agreement and are therefore not reflected in the "Accounts and Notes Receivable-Trade" balance in the consolidated balance sheet. We anticipate that this agreement will be renewed at the end of its term.

     In April 2001, we completed the sale of two hydrogen plants for net proceeds of approximately $40.0 million, all of which was applied to reduce our net debt in the second quarter of 2001.

     We continue our strategy to monetize certain assets in order to reduce both corporate and project debt and improve cash flow.

Liquidity and Capital Resources

     Cash and cash equivalents totaled $158.9 million at March 30, 2001, a decrease of $33.0 million from fiscal year end 2000. Short-term investments increased by $0.8 million to $2.6 million. During the first quarter of fiscal 2001, we paid $2.4 million in dividends to stockholders. Cash used by operating activities amounted to $68.1 million, of which $54.0 million was utilized by the Engineering & Construction Group and $15.9 million was utilized by the Energy Equipment Group.

     Our working capital varies from period to period depending on the mix, stage of completion and commercial terms and conditions of our contracts. In addition, our working capital requirements have increased because of delays in customer payments resulting from challenges to our requests for additional payments under lump-sum contracts. This has resulted in us financing amounts required to complete projects while we arbitrate or litigate to recover these amounts. We expect that these customer delays in payment, together with the growth in our business and less favorable customer payment terms, will continue to put pressure on our short-term borrowing needs.

     During fiscal 2000, cash flows used for operating activities totaled $16.7 million while in fiscal 1999, cash flows used by operating activities amounted to $5.6 million. The increase of $11.1 million is primarily due to a higher use of cash by the Engineering & Construction Group of $60.0 million and the Corporate and Financial Services Group of $90.9 million offset by the lower use of cash by the Energy Equipment Group of $139.8 million. During fiscal 1999, cash flows used for operating activities totaled $5.6 million, while in fiscal 1998, cash flows used by operating activities amounted to $59.1 million. This reduction of $53.5 million was primarily due to increased cash provided or lower uses by the Energy Equipment Group of $125.0 million and Corporate and Financial Services Group of $58.1 million offset by higher uses of cash by the Engineering & Construction Group of $129.6 million.

     As at March 30, 2001, we could issue up to $125.0 million of securities under an existing shelf registration statement. On January 13, 1999 FW Preferred Capital Trust I, a Delaware Business Trust which is a finance subsidiary of ours, all of whose voting securities we own, issued $175.0 million in trust preferred securities. The trust preferred securities are fully and unconditionally guaranteed by Foster Wheeler Corporation and, after the reorganization will be fully and unconditionally guaranteed by Foster Wheeler LLC. These trust preferred securities are entitled to receive cumulative cash distributions at an annual rate of 9.0%. Distributions are paid quarterly in arrears on April 15, July 15, October 15 and January 15 of each year, beginning April 15, 1999. The maturity date is January 15, 2029. We can redeem these preferred trust securities on or after January 15, 2004. The proceeds were used to reduce borrowing under our revolving credit agreements.

     Our corporate and other debts, including the revolving credit agreements, are as follows:

                                                                           First Quarter       2000             1999
                                                                                               ----             ----
                                                                               2001
                                                                                           (in thousands)
    Corporate and other debt consisted of the following:
      Revolving Credit Agreements (average interest rate 7.65%)....           $135,000         $85,000        $150,000
      6.75% Notes due November 15, 2005............................            200,000         200,000         200,000
      Other........................................................             28,302          21,188          22,921
                                                                              --------        --------        --------
                                                                               363,302         306,188         372,921
    Less, Current portion..........................................                122             187              74
                                                                              --------        --------        --------
                                                                              $363,180        $306,001        $372,847
                                                                              ========        ========        ========


    Principal payments are payable in annual installments of:
      2002.........................................................                            $20,629
      2003.........................................................                             85,212
      2004.........................................................                                 62
      2005.........................................................                            200,033
      2006.........................................................                                 33
      Balance due in installments through 2009.....................                                 32
                                                                                              --------
                                                                                              $306,001
                                                                                              ========

     We have $200.0 million of notes in the public market which bear interest at a fixed rate of 6.75% per annum, payable semiannually, and mature November 15, 2005. The notes are rated BB- and Ba3 by Standard & Poor's and Moody's, respectively, and were issued under an indenture between us and Harris Trust and Savings Banks. The notes are not redeemable prior to maturity and are not subject to any sinking fund requirements. The notes constitute senior unsecured indebtedness and rank on parity with our other senior unsecured indebtedness.

     We maintain two revolving credit agreements consisting of a $270.0 million multi-year facility dated December 1, 1999 that expires on February 12, 2003 and a 364-day facility in the amount of approximately $76.3 million dated May 31, 2000 that expires on May 30, 2001. In 2001, we and the banks that are party to the revolving credit agreements consented to amend those agreements on two occasions. The first amendments provided for the following: (1) provisions associated with the planned change of domicile to Bermuda, (2) provisions associated with the potential monetization, as previously announced, of certain build, own and operate assets, and (3) the modification of certain financial covenants. The second amendment was only to our long-term revolving credit agreement. This amendment allows Foster Wheeler LLC to make payments to Foster Wheeler Ltd. in amounts sufficient to pay amounts due on the notes. The revolving credit agreements require, among other things, that we maintain a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. We were in compliance with the covenants under the revolving credit agreements as of March 30, 2001.

     Loans under the revolving credit agreements bear interest at a floating rate and are used for general corporate purposes. At March 30, 2001, $135.0 million was borrowed under the multi-year revolving credit agreement and $76.3 million was borrowed under the 364-day revolving credit agreement. These amounts appear on the consolidated balance sheet under the captions "Corporate and Other Debt" and "Bank Loans", respectively. We pay various fees to the lenders under these agreements.

     We are also permitted to allocate a portion of our available credit under the long term revolving credit agreement for the issuance of standby letters of credit. Such amounts are not recorded as funded indebtedness, and at the end of the first quarter of 2001, $111.2 million of such standby letters of credit were outstanding.

     We believe that cash and cash equivalents of $158.9 million and short-term investments of $2.6 million at March 30, 2001, when combined with our cash flows from operating activities, amounts available under our multi-year revolving credit facility and access to third-party financing in the capital markets will be adequate to meet our working capital and liquidity needs for the foreseeable future. During the second quarter of 1998, we filed a Registration Statement on Form S-3 relating to $300.0 million of debt, equity, and other securities, $175.0 million of which has been issued as of March 30, 2001.

     Our liquidity has been negatively impacted by payment delays arising from project claims against our customers relating to projects that have been affected by a substantial scope of work changes and other adverse factors. At March 30, 2001, $175.0 million of our assets represented the portion of project claims which we believed to be the minimum recoverable amount. Our actual claims and net losses we have incurred on these projects, however, are substantially greater than this amount. If we do not recover the minimum estimated amounts on current project claims, then we will have to write down the value of the project claim asset and take a corresponding charge against earnings, and any such failure to recover could have a material adverse effect on our financial condition and results of operations. While the future collections of these claims will increase cash inflows, the timing of collection of such claims and recoverability is subject to uncertainties as they are based on assumptions regarding their recoverability and since we do not know when the arbitration or litigation proceedings will be resolved. For a description of the risks associated with these project claims, see "Risk Factors-Claims made by us against project owners for payment have recently increased, and failure by us to adequately recover on these claims could have a material adverse effect upon our financial condition and results of operations."

     At March 30, 2001, we had a receivable of approximately $11.0 million from Pacific Gas and Electric Company, a wholly owned utility subsidiary of PG&E Corporation, which recently petitioned the courts for protection under Federal Bankruptcy Laws. While we believe this receivable will be collected, the ultimate timing of the collection is uncertain and an appropriate reserve has been established.

     In April 2001, we successfully completed the sale of our interests in two hydrogen production plants in South America. The net proceeds from these transactions was approximately $40.0 million. An after tax loss of $5.0 million, or approximately $0.12 per share, will be recorded in the second quarter of 2001 relating to these sales.

     We are reviewing various methods to monetize certain assets in order to concentrate on reducing both corporate and project debt and improving cash flow.

Corporate Reorganization

     On May 25, 2001, we were effectively reorganized as Foster Wheeler Ltd., a Bermuda company. We believe that a significant portion of our business is, and will be, generated from non-U.S. markets. This reorganization will provide financial and other business advantages that are not available to us under the current corporate structure. By aligning the structure with the business operations, the reorganization should promote operational efficiencies, including improvements in global cash management. The reorganization should provide a more favorable corporate and regulatory structure for expansion of current and future business opportunities. The reorganization may also facilitate access to financing sources outside of the United States and broaden our investor base by making the stock more attractive to non-U.S. investors. In addition, the reorganization should provide greater flexibility over the long-term in seeking to improve our worldwide effective tax rate.

     Pursuant  to  the  plan  of  reorganization,   Foster  Wheeler  Corporation
shareholders received the equivalent number of shares in the newly formed company, Foster Wheeler Ltd., organized in Bermuda. The shares are listed on the New York Stock Exchange under "FWC", the same symbol under which Foster Wheeler Corporation's common stock was previously listed.

Other Matters

     On April 2, 2001, we announced the retirement by the end of the year of Richard J. Swift, our Chairman, President and Chief Executive Officer. As a result of this retirement, we will incur an after tax charge of approximately $1.6 million, or $0.04 per share, which will be recorded in the second quarter of 2001.

     During 2000, our pension plan assets declined substantially due to the performance of the stock market. In addition, the anticipated return on these assets for the year was less than expected. Because of these factors, the actual pension expense for 2001 will be higher than previously forecasted, which will result in an additional charge to net earnings after tax of $3.2 million, or $0.08 per share for the year. Of this amount, approximately $1.2 million or $0.03 per share, will be recorded in the second quarter.

     Our ultimate legal and financial liability in respect to all claims, lawsuits and proceedings cannot be estimated with certainty, including our liability with respect to asbestos litigation and project-related claims. Significant increases in the number of claims we face, our costs to resolve those claims or uncertainties in our ability to continue to recover from our insurance carriers any part of our expenses relating to the defense of such claims, could have a material adverse effect on our business, results of operations and financial condition. In addition, if we recover amounts less than the assets reflected on our balance sheet with respect to project claims against project owners for amounts in excess of, or not included in, the contract price or with respect to claims against us by our customers alleging deficiencies in either equipment or construction, there will be a negative impact on our earnings and financial condition.

     As additional information concerning the estimates used by us becomes known, we reassess our position both with respect to contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters, which are subject to change as events evolve and as additional information becomes available during the administration and litigation processes.

Quantitative and Qualitative Disclosures About Market Risk

General. Our strategy for managing transaction risks associated with currency fluctuations is for each operating unit to enter into derivative transactions, such as forward foreign exchange agreements, to hedge its exposure on contracts into the operating unit's functional currency. We utilize all such financial instruments solely for hedging. Corporate policy prohibits the speculative use of such instruments. We are exposed to credit loss in the event of nonperformance by the counter-parties to such financial instruments. To minimize this risk, we enter into these financial instruments with financial institutions that are primarily rated A or better by Standard & Poor's or A2 or better by Moody's. Our management believes that the geographical diversity of our operations mitigates the effects of the currency translation exposure. No significant unhedged assets or liabilities are maintained outside the functional currency of the operating subsidiaries. Accordingly, translation exposure is not hedged.

Interest Rate Risk. We are exposed to changes in interest rates primarily as a result of our borrowings under our revolving credit agreements and our variable rate project debt. If market rates average 1% higher in 2001 than in 2000, our interest expense for the next 12 months would increase, and income before tax would decrease by approximately $4.2 million. This amount has been determined by considering the impact of the hypothetical interest rates on our variable-rate balances as of March 30, 2001. In the event of a significant change in interest rates, our management would likely take action to further mitigate our exposure to the change. However, due to uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

Foreign Currency Risk. We have significant overseas operations. Generally, all significant activities of the overseas affiliates are recorded in their functional currency, which is generally the currency of the country of domicile of the affiliate. This results in a mitigation of the potential impact of earnings fluctuations as a result of changes in foreign exchange rates. In addition in order to further mitigate risks associated with foreign currency fluctuations, our affiliates enter into foreign currency exchange contracts to hedge the exposed contract value back to their functional currency. As of March 30, 2001, we had $416.0 million of foreign exchange contracts outstanding. These contracts mature between 2001 and 2004. Approximately 15% of these contracts require a domestic subsidiary to sell Japanese yen and receive U.S. dollars. The remaining contracts have been established by various international subsidiaries to sell a variety of currencies and either receive their respective functional currency or other currencies for which they have payment obligations to third parties. We do not enter into foreign currency contracts for speculative purposes.

Inflation

     The effect of inflation on our revenues and earnings is minimal. Although a majority of our revenues are made under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to complete in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.

Accounting Matters

     The Financial Accounting Standards Board released in September 2000, Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement revises the standard for accounting for securities and other transfers of financial assets and collateral. The new accounting requirements are effective for transfers occurring after March 31, 2001. However, the extended disclosures about securitizations and collateral are effective for fiscal years ending after December 15, 2000. We do not anticipate an impact from the implementation of this standard.

                                    BUSINESS

General

     We are a leading global engineering, procurement and construction company and are a leading provider of advanced steam generation equipment to the power industry. Over the past century, our steam generation equipment has been installed in over 600 power generation plants worldwide with an aggregate generation capacity in excess of 150,000 megawatts. Since the early 1900s, we and our predecessors have engineered and built thousands of process, power and industrial facilities in more than 125 countries. Engineering News Record ranks us sixth among global design firms, based on 1999 design revenues. With approximately $6.3 billion in backlog at March 30, 2001, we serve five principal business sectors, including power (representing 36% of backlog), environmental (32%), oil & gas (16%), pharmaceutical (11%) and chemical/ petrochemical (5%).

     We were formed in 1900 as Power Specialty Company and renamed Foster Wheeler Corporation after a merger with Wheeler Condenser & Engineering Company (founded 1891). On May 25, 2001, we were effectively reorganized as Foster Wheeler Ltd., a Bermuda company. Power Specialty Company and Wheeler Condenser Company were early leaders in steam generation equipment and engineering services to the power generation and petroleum refining industries. For the fiscal year ended December 29, 2000, we had revenues of $4.0 billion and net income of $39.5 million and for the fiscal quarter ended March 30, 2001, we had unaudited revenues of $698.2 million and unaudited net income of $8.1 million. We have more than 10,000 employees and offices in over 30 countries. For fiscal year 2000, approximately 60% of our operating revenues were derived from international projects.

     Our Business Strategy

     Our business strategy is to increase shareholder value by capitalizing on significant opportunities in the power, oil & gas and pharmaceutical as well as the chemical/petrochemical and environmental markets. We intend to achieve these goals by:

     Capitalizing on our market leadership in steam generation equipment and technology. For almost a century, we have been a recognized leader in the production of steam generation equipment, a key component of all natural gas-fired, combined-cycle and all coal-fired power generation plants.

     - Combined-cycle steam generation equipment. We are a market leader in the production of HRSGs used in gas-fired, combined-cycle power generation plants. HRSGs can represent as much as 8-12% of total installed cost of a combined-cycle plant and can improve efficiency by more than 50%.

     - Clean coal technology. Our CFB boilers are a leading commercial, clean coal steam generation technology which help to reduce emissions from and improve the efficiency of coal-fired power generation plants. Clean coal technology has been recognized by the current Presidential administration as a key component at our national energy policy. We estimate our share of the global CFB boiler market to be nearly 50%. We believe we are well positioned to introduce the next generation of clean coal technology in the form of super-critical CFB products and gasification fluidized-bed combined-cycle products.

     We intend to grow our steam generation equipment business by continuing to invest in commercially viable clean fuel technologies, participating in the repowering and upgrading of aging facilities, and increasing the aftermarket services we offer. We also intend to continue to leverage our strong market position in steam generation equipment to capture a larger share of the global market for engineering, procurement and construction services for coal- and gas-fired power generation plants.

Benefitting from increases in oil & gas industry spending. Clean air legislation and regulations taking effect in the period 2004-2007 in the United States and Europe will require the upgrade and modification of significant petroleum refining capacity. We intend to capitalize on this requirement by applying our years of experience in the engineering and construction of petroleum refineries, our familiarity with virtually all refining technologies and our expertise in clean fuels, in particular. In addition, the increase in oil and gas prices has resulted in a significant increase in oil and gas exploration and production projects by energy companies. We intend to capitalize on the increase in upstream activity by leveraging our knowledge and experience in key areas such as offshore platform production, liquified natural gas and gas-to-liquids production.

Serving the growing pharmaceutical industry. The pharmaceutical industry continues to experience sustained growth due to the aging of populations in developed nations and advances in medical science and biotechnology. We are a leader in the engineering and construction of bulk pharmaceutical facilities. We intend to leverage our global relationships with major pharmaceutical companies to capture a larger share of the engineering and construction of secondary and biopharmaceutical facilities.

Reducing our debt. We intend to continue reducing our debt by divesting non-core businesses and by generating cash flow from operations. In fiscal year 2000, we reduced our net debt by $108.9 million. In April 2001, we sold our interest in two hydrogen plants for approximately $40.0 million in cash, which we used to reduce borrowings under our multi-year revolving credit facility. We intend to use the net proceeds of this offering to further reduce borrowings under our revolving credit facilities. In addition, we are currently attempting to divest our ownership stake in selected owned power generation assets located in North America and South America.

Utilizing disciplined project acquisition and risk management. We intend to focus our activities on cost-reimbursable and negotiated lump-sum work with well-established clients and to selectively pursue lump-sum turnkey projects secured by bidding where we believe we have a competitive advantage. We believe cost-reimbursable and negotiated lump-sum work reduce our exposure to unanticipated and unrecoverable cost overruns. Negotiated lump-sum contracts are obtained by direct negotiation rather than on a competitive bid basis. As of March 30, 2001, 21%, or $968.6 million, of the backlog of our Engineering & Construction Group came from lump-sum work. In instances where we enter into lump-sum contracts we will rely on our experience in executing projects worldwide, our local knowledge and presence in markets where we execute projects and our risk management procedures to limit our commercial and financial exposure.

Streamlining procurement practices. We have developed and implemented an internet-based product and services procurement system, "e-Procurement", to link our customers and suppliers electronically throughout the world. We believe that e-Procurement will help us improve customer service, increase work process efficiencies, reduce project costs and expenses, optimize project cycle times and leverage our worldwide corporate buying power.

Nurturing key client relationships globally. We are continually focusing our business development and marketing efforts on a core group of global clients, many of whom we have worked with on multiple projects. Our customer list includes many prominent multinational and domestic clients, including Exxon Mobil Corporation, Royal Dutch/Shell Group, BP Amoco, GlaxoSmithKline, Saudi Aramco, Chevron Corporation, Florida Power & Light Company, the U.S. Department of Defense and the U.S. Department of Energy. We believe that our focused business development effort and global presence will contribute to reduced business development expense and project risk exposure and therefore higher profitability.

Business Segments, Products and Services

General

     Our  business  falls  within  two  business   groups,   the  Engineering  &
Construction   Group  and  the  Energy   Equipment   Group.  Our  Engineering  &
Construction Group provides comprehensive engineering, procurement and construction services for projects in the power, oil & gas, pharmaceutical, environmental and chemical/petrochemical industries. Approximately $4,522.5 million, or 71%, of our backlog as of March 30, 2001 was attributable to the Engineering & Construction Group. Our Energy Equipment Group designs, manufactures, erects and provides aftermarket services with respect to steam generation and auxiliary equipment for power generation projects. Approximately $1,839.5 million, or 29%, of our backlog as of March 30, 2001 was attributable to the Energy Equipment Group.

Engineering & Construction Group

     Engineering and construction has historically been our largest business, accounting for over 70% of revenues in fiscal year 2000. Historically, we have designed and built thousands of process, power and industrial facilities worldwide. Engineering News Record ranks us as sixth among global design firms based on 1999 revenues.

     Our Engineering & Construction Group provides the following services:

     -    Project  Management.  We  offer a wide  range  of  project  management
          services  to  direct   engineering,   procurement   and   construction
          activities either performed by ourselves or on behalf of a client.

     - Engineering & Design. Our professionals provide a broad range of engineering and design related services to the industries we serve. Our engineering capabilities include process, mechanical, instrumentation, architectural, civil, structural, electrical, environmental and water resources. For each project, we identify the project requirements and then integrate and coordinate the various design elements. Other critical tasks in the design process may include value analysis and the assessment of construction and maintenance requirements.

     - Procurement. We No.1/3-1/3(M)5/8 the procurement of materials, subcontractors and craft labor. We have undertaken a major internet-based procurement initiative, e-Procurement, to manage the procurement of products and services among our thousands of vendors and suppliers worldwide. We often purchase materials on behalf of our clients, at cost or including a profit margin typically below the profit margin we earn on our other engineering or construction services, depending on the terms of our customer agreements.

     - Construction. We provide construction and construction management services on a worldwide basis. Depending on the project, we may function as the primary contractor or as a subcontractor to another firm. On some projects, we function as the construction manager, engaged by the customer to oversee another contractor's compliance with design specifications and contracting terms.

     - Operations & o1/3(U)-N/L5/8-1/3-1/8 5/8. Under operations and maintenance contracts, we provide project management, plant operations and maintenance services, such as repair, renovation, predictive and preventative services and other aftermarket services to customer facilities worldwide.

     - Consulting. We H/TC/R(1)(recycled)(U)3/8 5/8 technical and economic analysis and recommendations to owners, investors, developers, operators, and governments in the industries we serve. Our services include, among other things, conducting conceptual studies, competitive market valuations, asset valuations, assessment of stranded costs, plant technical descriptions and product demand and supply modeling, among others.

         The following table breaks out the backlog of our Engineering & Construction Group as of March 30, 2001:


     Markets Served                                    $ in millions                %
     --------------                                    -------------                -
                                                                 March 30, 2001
                                                                 --------------
     Environmental(1)..........................           $1,977.1                  44%
     Oil & Gas.................................            1,156.4                  26
     Power.....................................              528.2                  11
     Pharmaceuticals...........................              537.7                  12
     Chemicals.................................              323.1                   7
                                                        ----------               -----

     Total.....................................           $4,522.5                 100%
                                                          ========                 ===


-----------

(1) Our Environmental backlog is disproportionately large in comparison to our annual revenues and other backlog due to the long-term nature of certain government contracts.

     We believe one of our key strengths in engineering and construction is our global character. Over $1.9 billion, or 64%, of Engineering & Construction Group revenues in fiscal 2000 were derived from international projects. In international markets, maintaining a local presence is extremely important as project awards are often granted to the local competitors in the market. We have operating companies in the United States, the United Kingdom, Italy, France, Spain, Singapore, Thailand, South Africa and other smaller offices in approximately 30 countries.

     The following table breaks out our Engineering & Construction Group backlog by geographic region as of March 30, 2001:


     Region                                                       $ in millions                 %
     ------                                                       -------------                 -
                                                                            March 30, 2001
                                                                            --------------
     North America........................................           $2,250.0                  50%
     Europe...............................................            1,015.0                  22
     Asia.................................................              626.8                  14
     Middle East..........................................              574.5                  13
     Latin America........................................               56.2                   1
                                                                  -----------               -----

     Total................................................           $4,522.5                 100%
                                                                     ========                 ===

         Energy Equipment Group

     The Energy Equipment Group designs, manufactures and erects steam generation and auxiliary equipment for power stations and industrial markets worldwide and provides aftermarket services. Steam generation equipment includes a full range of fluidized bed and conventional boilers for firing coal, oil, natural gas, biomass and other municipal solid waste, waste wood and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers and low-nitrogen oxide burners. Site services related to these products encompass plant erection, maintenance engineering, plant upgrading and life extension and plant re-powering. The Energy Equipment Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics.

     For the most part, our products are custom designed and manufactured and are not produced for inventory.

     The following table breaks out the backlog of the Energy Equipment Group as of March 30, 2001:


    Product/Services                                             $ in millions                %
    ----------------                                             -------------                -
                                                                           March 30, 2001
                                                                           --------------
    Circulating Fluidized-Bed (CFB)......................             $918.3                  50%
    Heat-Recovery Steam Generators (HRSG)................              436.3                  24
    Auxiliary Equipment and aftermarket services.........              302.8                  16
    Power Systems........................................              129.3                   7
    Pulverized Coal Boilers (PCB)........................               52.8                   3
                                                                ------------               -----

    Total................................................           $1,839.5                 100%
                                                                    ========                 ===

     The following table breaks out our Energy Equipment Group backlog by geographic region as of March 30, 2001:


    Region                                                       $ in millions                %
    ------                                                       -------------                -
                                                                           March 30, 2001
                                                                           --------------

    Europe...............................................             $735.6                  40%
    North America........................................              704.4                  38
    Asia.................................................              316.7                  17
    Middle East..........................................               82.8                   5
                                                                ------------               -----

    Total................................................           $1,839.5                 100%
                                                                    ========                 ===

     We have diversified our manufacturing locations to follow the diversification of our backlog. By having manufacturing locations close to our customers we gain visibility as a local contractor and are able to learn about local market conditions and customers.

     Our diversified manufacturing base is also the result of our continuing effort to reduce costs. Our manufacturing plants in Xinhui, China and Katowice, Poland experience significant cost savings compared to our plants in the United States due in large part to lower labor costs. Additionally, we have structured our manufacturing processes and relations with suppliers so that we outsource over 60% of the manufacturing work and intend to eventually outsource 70%. We believe our low fixed-cost structure enables us to control costs, especially in times of decreasing demand.

     The principal products of the Energy Equipment Group are boilers. These boilers may be described as either heat-recovery steam generators, circulating fluidized-bed steam generators, or pulverized coal boilers.

     A boiler is a device that turns water into steam; it is a critical component in any solid or liquid fuel or combined-cycle gas-fired power generation facility. A boiler creates steam either through the combustion of solid or liquid fuel or the recapture of heat exhaust from a gas turbine. The boiler's steam is then directed to a steam turbine to generate electricity.

     Heat-Recovery Steam Generators (HRSG). We are a leading provider of HRSGs. A HRSG is a boiler that recovers heat from a gas turbine exhaust and converts it to usable steam to improve plant efficiency. With the addition of a HRSG, plant efficiency can be increased more than 50%. HRSGs are a critical component in any modern combined-cycle power plant and can represent as much as 8-12% of the total installed cost.

     Circulating Fluidized-Bed Steam Generators (CFB). We are the leading global provider of circulating fluidized-bed technology. We acquired certain of our proprietary technology through our 1995 acquisition of the Finland-based power generation business of A. Ahlstrom Corporation. We estimate our global market share for CFB steam generators to be nearly 50%. There are more than 200 of our CFB steam generators in operation throughout the world installed in power plants with an aggregate generating capacity of over 11,200 megawatts.

          Circulating fluidized-bed combustion is one of the most efficient, environmentally friendly and versatile ways to generate steam from coal and virtually any other solid or gaseous fuel with reduced emission of sulfur and other environmental pollutants. A CFB boiler utilizes air jets at the base of the boiler to blow the fuel particles upward from the bed to be recombusted. In a power plant, this circulating action increases efficiency and reduces sulfur emissions by further extending the contact between fuel particles and limestone, thereby reducing the need for air pollution control devices to remove sulfur, fly ash and other pollutants. Our CFB boilers have proven to be highly reliable and require limited maintenance.

     Pulverized Coal Boilers (PCB). We are a leading provider of pulverized coal boilers. Pulverized coal boilers are an important component in solid fuel power generation systems, particularly in underdeveloped nations. In a pulverized coal power plant, ground-up coal particles are burned which heats water in tubes surrounding the boiler to produce steam. Due to the variability among different power plants such as size, expected operating rates and fuel types, boiler design is not standardized, and some degree of customization is required in every plant.

     Auxiliary Equipment & Aftermarket Services. We also manufacture and install integral components of both natural gas and solid fuel power generation facilities, including surface condensers, feedwater heaters, coal pulverizers and nitrogen oxide reduction systems. Our coal pulverizers offer lower power consumption, reduced maintenance and high availability and our low-speed ball mill pulverizer is suitable for pulverizing hard or abrasive coal. Our nitrogen oxide, or NOx, reduction systems include selective catalytic reduction equipment and low NOx burners and can significantly reduce nitrogen oxide emissions. These products have application in a wide range of steam generators. We also supply replacement components, repair parts, boiler modifications and engineered solutions for steam generators worldwide. In the United States, approximately 75% of coal-fired steam generation facilities are more than 20 years old, which we believe will drive strong future demand for aftermarket services and upgrades.

Owned Assets

     Through our Energy Equipment Group we have in the past built, and continue to partially own and to manage and operate, cogeneration, independent power production and resource recovery facilities as well as facilities for the process and petrochemical industries. We are currently attempting to dispose of our ownership stake in selected owned power generation assets located in North America and South America. In April 2001, we sold our interest in two hydrogen plants in South America for $40 million. The major United States power generation projects we own and operate include those located in Mt. Carmel, PA, Martinez, CA, Charleston, SC, Hudson Falls, NY and Camden, NJ. In addition we also own interests in several foreign power generation facilities.

Markets Served

Power

     Industry overview. According to the U.S. Department of Energy, demand for domestic electricity generation has increased substantially since 1990 while capacity has remained relatively flat. As a result, capacity margins have decreased and resulted in the poor electricity reliability that has occurred in certain areas of the

United States. According to the Energy Information Administration, or the EIA, a projected 1,310 new plants with a total of 393,000 megawatts of capacity will be needed in the United States by 2020 to meet growing demand and to offset retirements of nuclear and fossil fuel plants. The EIA estimates that approximately 92% of new power generation capacity in the U.S. will be combined-cycle or combustion turbine technology fueled by natural gas or both oil and gas. Over the next five years, we estimate the total global market for new and replacement power generation capacity to be 435,000 megawatts, of which approximately 60% will be gas-fired, 38% will be coal-fired and 2% will be oil-fired.

     The recent rise in natural gas prices has re-ignited interest in new and retrofitted solid fuel-burning plants, particularly coal-fired plants. According to a J.P. Morgan Industry Analysis of Coal, at current prices for coal of approximately $1.20/MMBtu, a coal-fired power generation plant is competitive with a combined-cycle power generation plant utilizing natural gas to the extent natural gas prices exceed approximately $3.00/MMBtu. The Henry Hub price for natural gas averaged approximately $6.31/MMBtu from January 1, 2001 to March 30, 2001 and averaged approximately $4.30/MMBtu in 2000.

     Coal is one of the world's most abundant, efficient and affordable natural resources, used primarily to provide fuel for the generation of electricity. The United States has the largest coal reserves in the world, with an estimated 250 years of supply based on current usage rates. U.S. coal reserves are more plentiful than U.S. oil or natural gas reserves, with coal representing more than 85% of the nation's fossil fuel reserves. As the table below indicates, coal generated an estimated 52% of the electricity in the United States in 2000.

                     Electricity Fuel Sources Comparison(1)
                                                                                   1990      1995       2000
                                                                                   ----      ----       ----
    Coal...................................................................         53%        51%       52%
    Nuclear................................................................         19         20        20
    Hydro..................................................................         10          9         7
    Natural Gas............................................................         13         15        16
    Other..................................................................          5          5         5
                                                                                 -----      -----     -----
    Total..................................................................        100%       100%      100%


-----------

Source:  Energy Information Administration Monthly Energy Review, March 2001.

(1)  Represents the entire U.S. electric power sector

     Coal also  plays a large  role in energy  production  outside of the United
States. Similar to the U.S., coal is the most abundant of the fossil fuels internationally, and its reserves are also the most widely distributed. According to the March 2001 International Energy Outlook published by the EIA, in 1999 coal provided 34% of the energy used for electricity generation throughout the world, accounting for the largest market share among the energy fuels. Coal is expected to remain the most widely used fuel for electricity generation through 2020, the latest year EIA projections are available.

     We believe much of the world's installed coal-fired power generation capacity will be repowered in the coming years with more efficient, clean coal technology as developed and developing nations, particularly Eastern European nations facing EU regulations, seek to improve fuel efficiency and reduce environmental impact. We also believe that high natural gas prices, the abundance of coal resources and the benefits of clean coal technology will encourage both developed and developing nations to select coal-fired solutions for a portion of new power generation capacity.

     Our services. Approximately $2.3 billion, or 36%, of our backlog as of March 30, 2001, consists of work in the power generation industry. We are a leading supplier of advanced steam generation equipment for power plants, having installed such equipment in over 600 power plants with an aggregate generation capacity in excess of 150,000 megawatts. We also provide comprehensive engineering, procurement and construction services for the development of power generation plants. We believe growing demand for new power generation capacity, together with strong pressure to improve the efficiency and emissions performance of older coal-fired power plants, to be important drivers of demand for our services in the United States and internationally. Engineering News Record ranks us second among international design firms and second among international contractors in the power sector, based on 1999 revenue obtained outside of the contractor's home country.

     Some of our more recent projects in the power industry include engineering, procurement and construction contracts to build two 110-megawatt coal-fueled CFB boilers for a power plant in Poland for E.C. Chorzow Elcho, four 100-megawatt CFB boilers for a power generation facility in Estonia, and an industrial power plant in Finland for Aanevoima Oy, featuring a 150-megawatt CFB and a 35-megawatt turbine generator. We are also supplying a 120-megawatt CFB boiler at the first U.S. repowering project to fire 100% coal waste, 19 HRSGs for InterGen, six HRSGs for two PSEG power plants in New Jersey, and three HRSGs for AES's 830-megawatt Red Oak combined-cycle power project in the United States.

Oil & Gas

     Industry overview. We believe certain trends in segments of the oil and gas industries will increase demand for our engineering and construction services. As a result of the increase in oil and gas prices that began in 2000, we expect energy companies to increase their exploration and production spending to meet the increasing worldwide demand for fuels refined with petroleum. Investment in exploration, production and transportation of oil and gas, is expected to be particularly strong offshore since technological advances have made deep-water oil and gas fields more economically viable, including the use of floating production vessels. We provide project management services and design topside production facilities for these vessels. Offshore exploration is currently expanding in the Atlantic, off the coast of West Africa and Brazil, in the Gulf of Mexico and in the Caspian Sea. Onshore production is also expected to expand, primarily in the Middle East, Venezuela and Canada. We believe our global presence and experience will allow us to participate in projects in these regions.

     Higher natural gas prices are increasing the focus on liquid natural gas, or LNG, solutions to develop remote gas reserves. Anti-flaring policies are also encouraging economic solutions to capture natural gas associated with crude oil reserves. The abundance of natural gas reserves worldwide is also encouraging the commercialization of gas-to-liquids technology which transforms natural gas into a fuel which may be transported by conventional tankers and pipelines.

     Capital investment in the refining or processing of crude oil into finished fuel products is also expected to increase as the economies of Asia and Latin America become stronger as a result of the wave of consolidation among energy companies. The recent increases in refined petroleum product prices may also encourage investment in additional refining capacity in the United States and Europe. We anticipate that both large oil companies and smaller independents will begin to upgrade and modify existing refineries in order to meet environmental regulations in Europe and the United States requiring cleaner fuels with lower levels of sulfur. Deadlines for compliance are expected to be prior to 2007.

     Our services. Approximately $1.0 billion, or 16%, of our backlog as of March 30, 2001, consists of work in the oil and gas industry. We have been a leader in the petroleum refining industry for over 60 years designing and building grassroots facilities and upgrading existing plants for nearly all of the world's major oil companies. Engineering News Record ranks us second among international design firms in refineries and petrochemical plants, based on 1999 revenues recorded outside the contractor's home country.

     We have extensive experience with virtually all petroleum refining technologies, including alkylation, catalytic cracking and reforming, delayed coking, distillation, isomerization, hydrocracking, hydrotreating and solvent deasphalting and visbreaking. We offer our clients expertise in clean fuels in order to ensure that refined products and the refineries meet lower emission requirements cost effectively. We have leading proprietary technologies and processes in the areas of delayed coking and hydrogen. We have designed and built more than 80 hydrogen and synthesis-gas plants and more than 60 delayed coking plants worldwide. Some of our recent projects include a contract to operate and maintain MIDOR's new 100,000 barrels per day refinery in Egypt and a contract to lead and perform a major expansion and conversion of Premcor's refinery in Port Arthur, Texas.

     In addition to servicing the downstream and oil refining segment, we also provide complete design, engineering, procurement, construction and project management services for all aspects of oil & gas field development both onshore and offshore. Much of our extensive international offshore experience was gained in the demanding and hostile environment of the North Sea, where we have been involved in some of the world's largest oil-field developments. We have designed and built topside installations for production platforms that rank among some of the largest ever placed in service. Our experience offshore is complemented by work on major land-based oil and gas production facilities in Africa, Canada, Europe, the Middle East, and Latin America.

     Some of our more recent projects in the oil and gas industry include an offshore gas project from the Abu Dhabi National Oil Company, the completion of a 6.6 million metric ton LNG plant in Oman, the completion of front-end engineering and design for Saudi Aramco's Haradh gas program, a six-drum delayed-coking and gas recovery unit in Jose, Venezuela for Sincor, a joint-venture of Petroleo de Venezuela S.A., Total Venezuela and Statoil Venezuela S.A., an engineering design contract for Amerada Hess Limited for the Scott Oil field development in the North Sea.

Pharmaceutical

     Industry overview. The pharmaceutical industry continues to experience sustained growth due to the aging of the populations in developed nations and advances in medical science and biotechnology. Biotechnology and secondary plant investment is particularly strong. As worldwide demand for prescription and over-the-counter products continues to grow, pharmaceutical firms are increasingly pressured to reduce time to market, reduce costs and increase returns on investment. Accordingly, our role in servicing pharmaceutical clients is to deliver capital projects sooner and more efficiently. Favorable tax and other regulations continue to encourage offshore investment in pharmaceutical plants in Puerto Rico, Ireland and Singapore. Technology is driving pharmaceutical and biotechnology investment and a wave of industry mergers is creating larger clients with consolidated budgets. Consolidated firms are increasingly forming strong relationships with a narrow group of design firms, such as Foster Wheeler, which provide "one stop shopping" for their projects.

     Our services. Approximately $700 million, or 11%, of our backlog as of March 30, 2001, consists of work for the pharmaceutical industry. We engineer, design and build research laboratories, biotechnology facilities and a range of pharmaceutical bulk and finishing plants around the world. In addition, we provide clean room, containment, simulation and optimization, advanced enterprise and production resource planning to help our clients optimize their operations. We also have expertise in regulatory validation, which streamlines the testing and paper work required for FDA approval. Engineering News Record ranks us second among international design firms and third among international contractors in pharmaceutical plants and research and development laboratories, based on 1999 revenue recorded outside of the contractor's home country.

     Our experience in the pharmaceutical industry includes the engineering and construction of the following types of facilities:

     - Bulk Pharmaceutical Plants. We have over 30 years continuous experience in the design, engineering and construction of advanced bulk pharmaceutical facilities around the world, encompassing both batch and continuous organic synthesis. These include technologies such as isolation devices, fluid heat transfer systems, process control, solids charging and offloading and facilities for the safe containment of highly active, toxic compounds.

     - Biopharmaceutical Plants. We have a broad range of experience in the design, engineering and construction of biotechnology facilities with extensive experience in validating facilities and renovating existing plants to meet modern cGMP (current good manufacturing practices) standards.

     - Pharmaceutical Manufacturing Plants. We provide integrated design, engineering and construction services to secondary pharmaceutical projects for products including the full range of oral (solid and liquid) and topicals facilities for clients around the world.

     Recent projects for the pharmaceutical industry include bulk pharmaceutical chemical plants for GlaxoSmithKline, Merck and Schering Plough in Singapore, a pharmaceutical production facility for Lundbeck in Teeside, United Kingdom, a new plasma derivatives production facility for Bayer in Rosia, Italy, and a grassroots pharmaceutical facility for Roche in Turkey.

Chemical/Petrochemical

     Industry overview. The chemical industry is beginning to emerge from a business slump that caused a corresponding drop in plant engineering and construction. There are areas of increasing activity, particularly in China. We anticipate an overall upturn should begin in 2002, led by several petrochemical products, particularly ethylene. We expect this will stimulate demand as ethylene is used as a raw material in other downstream plants.

     Our services. Approximately $300 million, or 5%, of our backlog as of March 30, 2001, consists of work for the chemical/petrochemical industry. We have over 60 years of experience in the chemical, petrochemical and polymer industries. We have used over 70 major chemical, petrochemical and polymer processes in raw materials, intermediate products and finished product plants worldwide. We also provide project management, plant operations and maintenance services to this industry. To provide greater resources to our chemicals clients, we are capable of utilizing most available process technologies from licensors or implementing a front-end engineering process to develop a technology for a particular project for unit operation.

     We are participating in a consortium with Bechtel and Sinopec Engineering Inc., which was recently awarded a project management contract by CNOOC and Shell for implementing a major petrochemical complex in Huizhou, in Southern China. The project will involve the construction of an 800,000 tonnes per year ethylene cracker, together with downstream plants, utilities and infrastructure.

     Other projects in the chemical industry include a hydrogen plant for BOC/Huntsman, in the United Kingdom, a polycarbonate plant for GE Plastics in Spain, a higher olefins plant for Shell in the United Kingdom, an acetyl project for Celanese in Singapore, an aromatics facility for Esso Public Company Limited and Exxon Chemical Asia Pacific in Sriracha, Thailand and a polycarbonate plant for Bayer in Map Ta Phut, Thailand.

Environmental

     Industry overview. Federal, state and local governmental agencies, as well as private industry are required to meet stringent environmental regulations for clean up of legacy and ongoing facility operations, including treatment of hazardous and radioactive waste. According to Farkas, Berkowitz and Company, the U.S. market for environmental services was $7.2 billion in 1999. The U.S. Department of Defense's 2000 fiscal budget for environmental programs totaled $4.0 billion, while the U.S. Department of Energy's 2000 fiscal budget for environmental programs was $5.7 billion. Significant portions of these budgets go to third-party contractors. The U.S. Department of Energy requires environmental assessments, engineering, field remediation, and waste management for major sites containing hazardous and radioactive waste. In addition, in the refining sector, industry consolidation has resulted in plant closures in the United States and Europe, requiring site remediation.

     Our services. Approximately $2.0 billion, or 32%, of our backlog as of March 30, 2001, consists of work for the environmental industry, which is typically characterized by long-term government contracts. We are a leading provider of environmental engineering and consulting services. We provide private industry and federal, state and local governments with a broad range of hazardous, nuclear, and mixed waste assessments and investigations, design, remediation, program/project management, operations, risk-based management, regulatory compliance and permitting, ecological and geoscience services, ports, harbors and water way services, natural and water resources services, and environmental technologies and spent nuclear fuel storage systems products. We expect there will be continued needs for environmental services in the following sectors: hazardous waster, water/wastewater treatment, nuclear waster and spent nuclear fuel storage and unexploded ordnance removal, and that there will be increased international demand. Over 70% of our environmental business was provided to agencies of the U.S. government, primarily the U.S. Department of Defense and the U.S. Department of Energy.

     Recent  projects  include  a  remedial  action  contract  for the  Northern
Division of the U.S. Navy, a worldwide ordinance and explosives response services for the U.S. Army Corps of Engineers, a contract for remediation and transformation of the Rocky Mountain Arsenal in Colorado into an urban wildlife refuge, and a comprehensive range of architectural and engineering services for the U.S. Air Force Center for Environmental Excellence. We also started construction for the Melton Valley transuranic waste project for the U.S. Department of Energy in Oak Ridge, Tennessee.

Types of Contracts and Project Risk Management

     We enter into a variety of cost-reimbursable and lump-sum contracts, a type of fixed price contract, both on a negotiated and competitive bid basis.

     Under a cost-reimbursable contract, we receive progress payments as work is performed. Negotiated lump-sum contracts are obtained by direct negotiations rather than on a competitive bid basis. Under fixed price contracts, we agree to perform the contract for a fixed price and as a result, incur the risk of cost overruns (absent client-approved change orders) and the benefit of cost savings. Under certain lump-sum contracts, we share with our customer any savings up to a negotiated target price and carry a share of the burden of cost overruns. Contract prices are established based in part on cost estimates, which are subject to a number of assumptions, such as future economic conditions, labor availability and material costs. Customers often make a down payment at the time a contract is executed and continue to make progress payments until the contract is completed and the work has been accepted as meeting contract terms. Our profit for these projects could decrease, or we could experience losses, if we are unable to secure fixed price commitments from our suppliers and subcontractors at the time the contracts are entered into or if we experience cost increases for material or labor during the performance of the contracts.

     The Engineering & Construction Group has several significant contracts with agencies of the U.S. government, particularly in the environmental market. These contracts tend to be of a much longer duration and therefore make up a disproportionately large percentage of our backlog (compared to revenue).

     Our project claims have increased as a result of the increase in lump-sum contracts entered into between 1992 and 1999. We have brought various project claims against certain project owners for additional costs over the contract price or amounts not included in the original contract price, typically arising from changes in the initial scope of work or from owner-caused delays. The costs associated with these changes or owner-caused delays include additional direct costs, such as the labor or material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project such as increased labor costs resulting from changes in labor markets. Certain project owners against whom we have brought project claims have made counterclaims against us for, among other things, project delays and failure to properly perform contracted work. As of March 30, 2001, approximately 21% of the Engineering & Construction Group's backlog came from lump-sum contracts.

     To address the risks inherent in fixed price contracts and the increase of these types of contracts, in 1999, we instituted the "Project Execution Improvement Program", or the PEIP program. The PEIP program establishes guidelines to be followed by our project managers worldwide regarding proposal activity, bid review, project execution and management, and risks and claims management. In addition, in March 2001, we established a "Project Risk Mitigation Task Force" to support the PEIP program. The goal of the task force is to assist in enhancing project profitability through prudent and thorough identification of and implementation of mitigation measures to address risks to project profitability, and to work in conjunction with the PEIP program.

     The task force's members include senior members of management from both our Engineering & Construction Group and Energy Equipment Group. The task force is charged with reviewing the scope of work, schedule, budget and risk profile of projects of a certain magnitude, as well as review the terms of the contracts for these projects, with special attention to provisions relating to contract administration and dispute resolution. The task force will also review the status of these projects, with special attention to work performed in relation to the scope of work, change orders and change order documentation, status of requests for extension of time and resolution of disputes. The task force is expected to place emphasis on providing early diagnosis of potential problems in order to mitigate potential losses and to enhance project profitability. The task force will report to our Office of the General Counsel. We believe this task force, in conjunction with the PEIP program, will develop a more consistent approach to assessing and managing project risks, to detecting potential project claims early, to administering claims and to communicating with senior management regarding these claims on a timely basis.

Customers and Marketing

     We market our services and products through a staff of sales and marketing personnel. Our businesses are not seasonal, nor are they dependent on a limited group of customers. No single customer accounted for 10 percent or more of our consolidated revenues in fiscal 2000 or 1999; however, in 1998 one customer, Oman LNG, accounted for approximately 11%.

Raw Materials

     The materials used in our manufacturing and construction operations are obtained from both domestic and foreign sources. Materials, which consist mainly of steel products and manufactured items, are heavily dependent on foreign sources, particularly for overseas projects. Generally, lead-time for delivery of materials does not constitute a problem.

Licenses, Patents and Trademarks

     We own and license patents, trademarks and know-how, which are used in each of our industry groups. Those licenses, patents and trademarks are of varying durations. Neither business group is materially dependent upon any particular or related patents, trademarks or licenses. We licensed companies throughout the world to manufacture marine and stationary steam generators and related equipment and certain of our other products. Principal licensees are located in Finland, Japan, the Netherlands, Italy, Spain, Portugal, Norway and England.

Research and Development

     We are continually engaged in research and development efforts both in performance and analytical services on current projects and in development of new products and processes. During 2000, 1999 and 1998, approximately $12.0 million, $12.5 million and $14.1 million respectively, was spent on research activities sponsored by us. During the same periods, approximately $27.6 million, $27.1 million and $32.7 million, respectively, was spent on research activities that were paid for by our customers.

Government Regulation

     Our domestic companies are subject to certain federal, state and local environmental, occupational health and product safety laws. We believe all our operations are in material compliance with those laws and do not anticipate any material capital expenditures or material adverse effect on earnings or cash flows as a result of maintaining compliance with those laws.

Employees

     We had 10,170 full-time employees on December 29, 2000. Following is a tabulation of the number of our full-time employees in each of our business groups on the dates indicated:



                                               December 29, 2000     December 31, 1999     December 25, 1998
                                               -----------------     -----------------     -----------------
Engineering & Construction..............              7,007                 7,160                 7,515
Energy Equipment........................              3,141                 3,035                 3,575
Corporate and Financial Services..........               22                    25                    30
                                                  ---------             ---------             ---------
                                                     10,170                10,220                11,120
                                                     ======                ======                ======

Competition

     In our engineering, procurement and construction operations, we have numerous regional, national and international competitors, many of which have greater financial and other resources than we do. Contracts are usually awarded on the basis of price, delivery schedule, technology, performance and service.

     On an international basis, many companies compete in the energy equipment segment of our business. Our management estimates, based on industrial surveys and trade association materials, that we are among the ten largest suppliers of utility and industrial-sized steam generating and auxiliary equipment in the world and among the three largest in the United States.

                                LEGAL PROCEEDINGS

     Our ultimate legal and financial liability in respect to all claims, lawsuits and proceedings cannot be estimated with certainty. As additional information concerning the estimates used by us becomes known, we reassess our position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters, which are subject to change as events evolve and as additional information becomes available during the administration and litigation process.

Asbestos-Related Matters

     We, along with many other companies, are codefendants in numerous asbestos related lawsuits pending in the United States. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work performed by us during the 1970s and prior.

     A summary of asbestos-related claim activity for the three years ended December 29, 2000 is as follows:

                                                                            2000         1999         1998
                                                                            ----         ----         ----
                                                                                        Claims

     Balance, beginning of year....................................        73,600       62,400       65,000
     New asbestos claims...........................................        41,300       30,700       23,900
     Asbestos claims resolved......................................        22,800       19,500       26,500
                                                                           ------       ------       ------
     Balance, end of year..........................................        92,100       73,600       62,400
                                                                           ======       ======       ======


     As of March 31, 2001, there were approximately 102,800 asbestos-related claims pending. During the first quarter of 2001, approximately 13,300 new asbestos-related claims have been filed and approximately 2,600 were either dismissed without payment or settled. For a discussion of the risks associated with our asbestos litigation, see "Risk Factors-Our estimate of the number of asbestos-related claims we may face and our liability for those claims is subject to a number of uncertainties" and "Our insurance recovery in connection with our asbestos litigation is uncertain."

     During 2000 and 2001, a number of major defendants in asbestos-related litigation petitioned courts for protection under Federal Bankruptcy Laws as a result of the litigation burden. These bankruptcies have further reduced the number of possible defendants in asbestos litigation and may thereby contribute to an increase to the number of claims and size of demands against us.

     The amount spent on asbestos litigation defense and case resolution, substantially all of which was reimbursed or is expected to be reimbursed from insurance coverage, was $56.2 million in 2000, $40.4 million in 1999, $39.6 million in 1998 and $8.9 million in the first quarter of 2001.

     We continue to actively manage the claims and to negotiate with certain insurance carriers concerning the limits of coverage provided during different time periods. An agreement we have had with a number of insurers to allow for efficient and thorough handling of claims was terminated with respect to claims filed after June 12, 2001. As a result, in the first quarter of 2001, lawsuits commenced among us and certain of our insurers to determine our respective rights and responsibilities under the policies going forward. We are currently in negotiations with our insurers, and we believe that we will enter into a similar replacement arrangement to govern the management of, and allocation of payments on, asbestos related claims filed after June 12, 2001. We believe that our existing insurance policies should be adequate whether or not we can agree on a new arrangement. Although the expiration of our previous arrangement may delay our ability to get reimbursed on a timely basis by our insurers for claims filed after June 12, 2001, our policies will continue to provide coverage with respect to asbestos related claims brought against us after June 12, 2001 and we believe that we can continue to manage the resolution of such claims without a material adverse impact on our financial condition.

     We have recorded an asset relating to probable insurance recoveries and a liability related to probable losses. Our ability to continue to recover our costs or any portion thereof relating to the defense and payment of these claims is uncertain and dependent on a number of factors including the financial solvency of our insurers, some of which are currently insolvent, including one insurer that has provided policies for a substantial amount of coverage. We cannot predict the amount or timing of claims we would submit to such insolvent insurers.

     Our management, after consultation with counsel, has considered the litigation with our insurers described above, and the financial viability and legal obligations of our insurance carriers and we believe that, except for those insurers that have become or may become insolvent, the insurers or their guarantors should continue to adequately fund claims and defense costs relating to asbestos litigation.

     We have been effective in managing our asbestos  litigation in part because
(1) we have access to historical project documents and other business records going back more than 50 years, allowing us to defend ourselves by determining if we were present at the location that is the cause of the alleged asbestos claim and, if so, the timing and extent of our presence, (2) we maintain good records on our insurance policies and have identified policies issued since 1952, and
(3) we have consistently and vigorously defended these claims which has allowed us to dismiss claims that are without merit or to settle claims at amounts we believe are reasonable.

Intellectual Property Litigation

     On November 30, 1999, the United States District Court for the Northern District of Texas issued a final judgment in the case of Koch Engineering Company, Inc. et al vs. Glitsch, Inc., et al. Glitsch, Inc., now known as Tray, Inc., is one of our indirect subsidiaries. This lawsuit, which claimed damages for patent infringement and trade secret misappropriations, has been pending for over 17 years. The judgment awarded compensatory damages of $20.9 million plus pre- and post- judgment interest in an amount yet to be finally determined by the Court, and punitive damages equal to 50% of compensatory damages. While the Court has not finally determined the amount of pre-judgment interest, it has preliminarily ruled that pre-judgment interest on actual patent infringement damages will be based on an annualized 90-day Treasury bill rate calculation. The Court also ruled that post-judgment interest will be paid at a rate of 5.471% on all actual damages from November 30, 1999 until paid. If the Court adopts the plaintiffs' pre-judgment interest calculations, the award of pre-judgment interest could amount to approximately $14.8 million with respect to the patent infringement damages and approximately $8.2 million for the trade secret misappropriations. Tray, Inc. has various motions for relief from the judgment which are presently pending before the trial court. In addition, Tray, Inc. believes it has reasonable grounds to appeal the judgment as it has been advised by counsel that the Court's decision contains numerous legal and factual errors subject to reversal on appeal. While Tray, Inc. believes it has reasonable grounds to prevail on appeal, the ultimate outcome cannot be determined.

Project-Related Claims

     Our  project  claims  have  increased  as a result of the  increase  in our lump-sum contracts between 1992 and 1999. Project claims are claims brought by us against project owners for additional costs over the contract price or amounts not included in the original contract price, typically arising from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as increased labor and material costs associated with the performance of the additional works, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. We have used significant additional working capital in projects with costs overruns pending the resolution of the relevant project claims. We cannot assure that project claims will not continue to increase.

     In the ordinary course of business, we enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against us by customers alleging deficiencies in either equipment or plant construction. Based on our knowledge of the facts and circumstances relating to our liabilities, if any, and to our insurance coverage, our management believes that the disposition of those suits will not result in charges against assets or earnings materially in excess of amounts previously provided in the accounts.

Environmental Matters

     Under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state laws, the current owner or operator of real property and the past owners or operators of real property (if disposal took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person ("off-site facility"). Liability at such off-site facilities is typically allocated among all of the viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site, and other factors.

     We currently own and operate industrial facilities and have transferred our interests in industrial facilities that we formerly owned or operated. It is likely that as a result of our current or former operations, such facilities have been impacted by hazardous substances. We are not aware of any conditions at our currently owned facilities in the United States that we expect will cause us to incur material cost.

     We are aware of potential environmental liabilities at facilities that we acquired in Europe which existed at the time of our acquisition of such facilities. We have the benefit of an indemnity from the seller of such facilities with respect to any required remediation relating to environmental conditions existing prior to our acquisition of these facilities or other pre-acquisition environmental violations which we believe will address the costs of any such remediation or other required environmental measures. We also may receive claims, pursuant to indemnity obligations from owners of recently sold facilities that may require us to incur costs for investigation and/or remediation. Based on the available information, we do not believe that such costs will be material.

     No assurance can be provided that we will not discover environmental conditions at our currently owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, that would require us to incur material expenditures to investigate and/or remediate such conditions.

     We have been notified that we are a potentially responsible party ("PRP") under CERCLA or similar state laws at four off-site facilities. At each of these sites, our liability should be substantially less than the total site remediation costs because the percentage of waste attributable to us compared to that attributable to all other PRPs is low. We do not believe that our share of cleanup obligations at any of the three off-site facilities as to which we have received a notice of potential liability will individually exceed $1.0 million.

     Several of our former subsidiaries associated with the Robbins facility (described below under "Robbins Facility") received a Complaint for Injunction and Civil Penalties from the State of Illinois, dated April 28, 1998 (amended in July 1998) alleging primarily state clean air act violations at the Robbins facility (People of the State of Illinois v. Foster Wheeler Robbins, Inc. filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division). The United States Environmental Protection Agency commenced a related enforcement action at approximately the same time. (EPA-5-98-IL-12 and
EPA-5-98-IL-13). Although the actions seek substantial civil penalties for numerous violations of up to $50,000 for each violation with additional penalty of $10,000 for each day of each violation, the maximum allowed under the statute, and an injunction against continuing violations, the former subsidiaries have a staff-level agreement in principle with the government on a Consent Decree that will resolve all violations. Our liability, if any, is not expected to be material.

Camden Facility

     In 1997, based on a 1994 United States Supreme Court decision, a federal circuit court effectively invalidated New Jersey's long-standing municipal solid waste flow rules and regulations. The immediate effect was to eliminate the guaranteed supply of municipal solid waste to the Camden County waste-to-energy project with its corresponding tipping fee revenue. As a result, tipping fees have been reduced to market rate in order to provide a steady supply of fuel to the plant. Those market-based revenues are not expected to be sufficient to service the debt on outstanding bonds, which were issued to construct the plant and to acquire a landfill for Camden County's use. These outstanding bonds are public debt, not our debt. We have filed suit against the involved parties, including the State of New Jersey, seeking among other things to void the applicable contracts and agreements governing this project. Pending outcome of the litigation and the results of legislative initiatives in New Jersey to solve the crisis, management believes that the plant will continue to operate at full capacity while receiving market rates for waste disposal. At this time, management cannot determine the ultimate outcome and its effect on the project.

Robbins Facility

     In 1996, we completed the construction of the Robbins facility, a waste-to-energy plant located in the Village of Robbins, Illinois (the "Robbins facility"). By virtue of the Robbins facility qualifying under the Illinois Retail Rate Law as a qualified solid waste-to-energy facility, it was to receive electricity revenues projected to be substantially higher than the utility's "avoided cost". Under the Retail Rate Law, the utility was entitled to a tax credit against a state tax on utility gross receipts and invested capital. The State of Illinois was to be reimbursed by the Robbins facility for the tax credit beginning after the 20th year following the initial sale of electricity to the utility. The State of Illinois repealed the Retail Rate Law insofar as it applied to the Robbins facility.

     On October 21, 1999, we announced we had reached an agreement with the holders of approximately 80% of the principal amount of bonds issued by the Village of Robbins to finance construction of the Robbins facility. Under the Robbins agreement, the $320.0 million aggregate principal amount of existing bonds were exchanged for $273.0 million aggregate principal amount of new bonds on February 3, 2000, $113.0 million of which will be funded by payments from us and the balance of which will be non-recourse to us. In addition, pursuant to the Robbins agreement we would exit from our operating role in respect of the Robbins facility, while continuing to contest the repeal of the Retail Rate law through litigation.

     On December 1, 1999, three of our special purpose subsidiaries commenced reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code in order to effectuate the terms of the Robbins agreement. On January 21, 2000, these subsidiaries' plan of reorganization was confirmed, and the plan was consummated on February 3, 2000.

     On August 8, 2000, we initiated the final phase of our exit from the Robbins facility. As part of the Robbins agreement, we had agreed to operate the Robbins facility subject to being reimbursed for all costs of operation. This reimbursement did not occur and, therefore, pursuant to the terms of the Robbins agreement, on October 10, 2000, we completed the final phase of our exit from the project. We had been administering the project companies through a Delaware business trust, which owns the project on behalf of the bondholders. As a result of our exit from the project, we are no longer administering the project companies.

                            DESCRIPTION OF THE NOTES

     When we refer to "we", "us", or "Foster Wheeler Ltd." in this section of the prospectus entitled "Description of the Notes", we refer to Foster Wheeler Ltd., a Bermuda Company. All references to "Foster Wheeler LLC", shall be to Foster Wheeler LLC, a Delaware limited liability company and a subsidiary of Foster Wheeler Ltd.

     We issued the notes under an indenture, dated May 31, 2001, by and among Foster Wheeler Ltd., Foster Wheeler LLC and BNY Midwest Trust Company, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we and Foster Wheeler LLC entered into with the initial purchasers.

     The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth under the caption "Prospectus Summary".

Brief Description of the Notes

     The notes are:

     o    limited to $210,000,000 aggregate principal amount;

     o general unsecured obligations, subordinated in right of payment to all existing and future senior debt of Foster Wheeler Ltd., and are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

     o fully and unconditionally guaranteed on a subordinated basis by Foster Wheeler LLC, an indirect wholly-owned subsidiary of Foster Wheeler Ltd.;

     o convertible into common shares of Foster Wheeler Ltd. at a conversion price of $16.05 per share, subject to adjustment as described under "Conversion Rights";

     o redeemable at our option in whole or in part beginning on June 1, 2004 upon the terms and the redemption prices set forth under "Optional Redemption by Foster Wheeler";

     o subject to repurchase by us at your option if a change of control occurs; and

     o due on June 1, 2007, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring senior debt of Foster Wheeler Ltd., or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of Foster Wheeler Ltd., except to the extent described under "Repurchase at Option of Holders upon a Change of Control" below.

     You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "Form, Denomination and Registration".

     You may not sell or otherwise transfer the notes and the common shares issuable upon conversion of the notes except in compliance with the provisions set forth below under "Notice to Investors".

Interest

     The notes bear interest from May 31, 2001 at the rate of 6.50% per year, subject to adjustment upon the occurrence of a reset transaction. See "Interest Rate Adjustments" below. We will pay interest semiannually on June 1 and December 1, of each year (unless such day is not a business day in which case such payment will be made on the next succeeding business day) to the holders of record at the close of business on the preceding May 15, and November 15, respectively, beginning December 2001. There are two exceptions to the preceding sentence:

     - In general, we will not pay interest accrued and unpaid on any note that is converted into common shares of Foster Wheeler Ltd. See " -Conversion Rights". Consequently, if a holder of notes converts its note after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such notes for conversion, it must pay us an amount equal to the interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment but prior to the corresponding interest payment date, notes that are called by us for redemption. Accordingly, if we redeem notes on a date after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date the holder of such notes chooses to convert such notes, the holder will not be required to pay us, at the time it surrenders such notes for conversion, the amount of interest on such notes it will receive on the interest payment date.

     - We will pay interest to a person other than the holder of record on the record date if we redeem the notes on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the notes being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such notes.

     Except as provided below, we will pay interest on: the global notes to DTC in immediately available funds; and the definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes.

     At maturity, we will pay interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     We will pay principal and premium, if any, on: the global notes to DTC in immediately available funds; and the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustments

     If a reset transaction occurs, the interest rate will be adjusted to equal the adjusted interest rate from the effective date of such reset transaction to, but not including, the effective date of any succeeding reset transaction.

     A "reset transaction" means: a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common shares into which the notes are then convertible is a party, a sale of all or substantially all the assets of the entity that is the issuer of the common shares into which the notes are then convertible is a party, a recapitalization of those common shares, or a distribution described in the fourth bullet point of the sixth paragraph under "Conversion Rights" below, after the effective date of such transaction or distribution the notes would be convertible into:

     - shares of an entity the common shares of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5% higher than the dividend yield on the common shares of Foster Wheeler Ltd. (or other common shares then issuable upon an conversion of the notes) for the four fiscal quarters preceding the public announcement of the transaction or distribution, or

     - shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common shares for the next four fiscal quarters that would result in such a 2.5% increase.

     The "adjusted interest rate" with respect to any reset transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a note immediately after the later of:

     -    the public announcement of the reset transaction, or

     - the public announcement of a change in dividend policy in connection with the reset transaction,

will equal the average trading price of a note for the 20 trading days preceding the date of public announcement of the reset transaction. However, the adjusted interest rate will not be less than 6.50% per year.

     For purposes of the definition of reset transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average Closing Price (as defined in the indenture) of the security during that period and, if with respect to dividends proposed to be paid on the security, the closing price of such security on the effective date of the related reset transaction.

     The "trading price" of a security on any date of determination means: the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date, if that security is not listed on the NYSE on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed, if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market, if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us, if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security, or if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.

Guarantee

     The notes will be fully and unconditionally guaranteed as to principal, premium, if any, and interest by Foster Wheeler LLC. The guarantee will be subordinated to the prior payment in full of all senior debt of Foster Wheeler LLC. If Foster Wheeler Ltd. defaults in the payment of the principal of, or premium, if any, or interest on the notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption, change of control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, Foster Wheeler LLC shall be required promptly to make such payment in full. In addition, Foster Wheeler LLC will fully and unconditionally guarantee all other obligations of Foster Wheeler Ltd. under the notes, including the obligation to deliver common shares of Foster Wheeler Ltd. upon a conversion by a holder.

Conversion Rights

     You may convert any outstanding notes (or portions of outstanding notes) into common shares of Foster Wheeler, Ltd., initially at the conversion price of $16.05 per share (equal to a conversion rate of 62.3131 shares per $1,000 principal amount of notes). The conversion price is, however, subject to adjustment as described below. Foster Wheeler Ltd. will not issue fractional shares of common shares upon a conversion of notes. Instead, we pay a cash adjustment based upon the closing sale price of our common shares on the business day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

     You may exercise conversion rights at any time prior to the close of business on the final maturity date of the notes. However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a change of control has occurred, you may convert your notes into common shares of Foster Wheeler Ltd., only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

     Except as provided below, if you convert your notes into common shares of Foster Wheeler Ltd. on any day other than an interest payment date, you will not receive any interest that has accrued on the notes. By delivering to the holder the number of shares issuable upon a conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date. However, the preceding sentence does not apply to notes that are converted after being called by us for redemption. Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will not be required to pay us at the time you surrender such notes for conversion the amount of interest on such notes you will receive on the date that has been fixed for redemption. Furthermore, if we call your notes for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of common shares of Foster Wheeler Ltd. if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common shares of Foster Wheeler Ltd., in a name other than yours. (If you convert any note within two years after its original issuance, the common shares issuable upon conversion will not be issued or delivered in a name other than yours unless the applicable restrictions on transfer have been satisfied. See "Notice to Investors".) Certificates representing common shares will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

     To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, you must:

     - complete the conversion notice on the back of the note (or a facsimile thereof),

     - deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent, which is initially the trustee,

     - pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph, and

     - pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common shares into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

     We will adjust the initial conversion price for certain events, including: issuances of common shares of Foster Wheeler Ltd., as a dividend or distribution on common shares of Foster Wheeler Ltd., certain subdivisions and combinations of common shares of Foster Wheeler Ltd., issuances to all holders of common shares of Foster Wheeler Ltd., of certain rights or warrants to purchase common shares of Foster Wheeler Ltd. (or securities convertible into common shares of Foster Wheeler Ltd.) at less than (or having a conversion price per share less than) the current market price of common shares of Foster Wheeler Ltd., distributions to all holders of common shares of Foster Wheeler Ltd., of our indebtedness or assets (including securities, but excluding: the rights and warrants covered by the third bullet point above, any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or any dividends or distributions paid exclusively in cash), distributions consisting exclusively of cash to all holders of common shares of Foster Wheeler Ltd., to the extent that such distributions, combined together with: all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus any cash and the fair market value of other consideration paid for any tender offers by us or any of common shares of Foster Wheeler Ltd., expiring within the preceding 12 months for which no adjustment has been made, exceeds 15% of the market capitalization of Foster Wheeler Ltd. on the record date for such distribution; market capitalization is the product of the then current market price of the common shares of Foster Wheeler Ltd. times the number of shares of common shares of Foster Wheeler Ltd. then outstanding, and purchases of common shares of Foster Wheeler Ltd., pursuant to a tender offer made by Foster Wheeler Ltd. or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with: any cash and the fair market value of any other consideration paid in any other tender offer Foster Wheeler Ltd., or any of its subsidiaries for common shares of Foster Wheeler Ltd., expiring within the 12 months preceding such tender offer for which no adjustment has been made plus the aggregate amount of any all-cash distributions referred to in the preceding bullet point to all holders of common shares of Foster Wheeler Ltd., within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 15% of the market capitalization of Foster Wheeler Ltd. on the expiration of such tender offer.

     In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our
common  shares,   in  each  case  over  a  measurement   period   following  the
distribution.

     We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of common shares of Foster Wheeler Ltd., or any securities convertible into or convertible for common shares of Foster Wheeler Ltd., or carrying the right to purchase any of the foregoing. Each event that leads to an anti-dilution adjustment described above would cause a separate adjustment. Positive adjustments to the conversion price would be offset by negative adjustments and vice-versa.

     If Foster Wheeler Ltd.: reclassifies or changes its common shares (other than changes resulting from a subdivision or combination), or consolidates or combines with or merges into any person or sells or conveys to another person all or substantially all of its property and assets, and the holders of common shares of Foster Wheeler Ltd., receive shares, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common shares, the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. Foster Wheeler Ltd. may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of common shares of Foster Wheeler Ltd., or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common shares of Foster Wheeler Ltd. See "Certain United States Federal Income Tax Considerations".

     We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of common shares of Foster Wheeler Ltd. resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

Optional Redemption by Foster Wheeler

     We may not redeem the notes in whole or in part at any time prior to June 1, 2004. At any time on or after June 1, 2004, we may redeem some or all of the notes on at least 20 but not more than 60 days' notice if for 20 trading days within any period of 30 consecutive trading days, including the last day of such period, the trading price of the common shares of Foster Wheeler Ltd. exceeds 120% of the then prevailing conversion price, at the following redemption prices (expressed in percentages of the principal amount):


                                                                                   Redemption
     During the Twelve Months Commencing                                             Price
     -----------------------------------                                           ----------
     June 1, 2004..........................................................          103.90%
     June 1, 2005..........................................................          102.60%
     June 1, 2006..........................................................          101.30%

     In addition, we will pay interest on the notes being redeemed, including those notes which are converted into common shares of Foster Wheeler Ltd. after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders upon a Change of Control

     If a change of control occurs, you will have the right to require us to repurchase all of your notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000. The repurchase price is equal to 100% of the principal amount of the notes to be repurchased. We will also pay interest accrued and unpaid to, but excluding, the repurchase date. Notwithstanding the foregoing, you will not have a right to require us to repurchase the notes unless prior to that repurchase we have made any applicable change of control offers required by senior debt of Foster Wheeler Ltd. and have purchased all Foster Wheeler Ltd. validly tendered for payment in connection with such change of control offers.

     Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date is 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

     - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of our capital shares entitling that person to exercise 50% or more of the total voting power of all shares of our capital shares entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

     - the first day on which a majority of the members of the board of directors of Foster Wheeler Ltd. are not continuing directors; or

     - the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

          (1) any transaction: that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital shares; and pursuant to which holders of our capital shares immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital shares entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

          (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common shares solely into shares of common shares of the surviving entity.

However, a change of control will be deemed not to have occurred if:

     - the closing sale price per share of common shares of Foster Wheeler Ltd. for any five trading days within: the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second bullet point above, equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

     - at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common shares traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common shares (and any rights attached thereto).

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law and the documents governing senior debt of Foster Wheeler Ltd., at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability and the ability of Foster Wheeler LLC to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC. In such an event, any repurchase of the notes by Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, is paid in full. Further, we cannot assure you that Foster Wheeler Ltd. or Foster Wheeler LLC would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure to repurchase the notes when required following a change of control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC. See "Subordination" below.

Subordination

     The notes will be subordinated in right of payment to the prior payment in full of all our existing and future senior debt of Foster Wheeler Ltd. The indenture provides that in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of senior debt of Foster Wheeler Ltd. will first be paid in respect of all senior debt of Foster Wheeler Ltd. in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler Ltd. before we make any payments of principal of, or premium, if any, and interest (including liquidated damages, if any) on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt of Foster Wheeler Ltd. would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler Ltd. of all obligations in respect of senior debt of Foster Wheeler Ltd. before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of senior debt of Foster Wheeler Ltd. if payment of the notes is accelerated because of an event of default.

     The indenture further provides if any default by Foster Wheeler Ltd. has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any senior debt of Foster Wheeler Ltd., no payment may be made on account of the notes, until all such payments due in respect of that senior debt of Foster Wheeler Ltd., have been paid in full in cash or other payment satisfactory to the holders of that senior debt of Foster Wheeler Ltd.. During the continuance of any event of default with respect to any designated senior debt of Foster Wheeler Ltd. (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any designated senior debt of Foster Wheeler Ltd.) permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by Foster Wheeler Ltd., directly or indirectly, with respect to the notes for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that designated senior debt of Foster Wheeler Ltd., may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that designated senior debt of Foster Wheeler Ltd. has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler Ltd. However, if the maturity of that designated senior debt of Foster Wheeler Ltd. is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until that designated senior debt of Foster Wheeler Ltd. has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler Ltd., or such acceleration (or termination, in the case of the lease) has been cured or waived. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to the designated senior debt of Foster Wheeler Ltd. during such period.

     By reason of such subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt of Foster Wheeler Ltd. to the extent necessary to pay senior debt of Foster Wheeler Ltd. in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler Ltd. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt of Foster Wheeler Ltd. and such general creditors may recover more, ratably, than holders of notes.

     The term "senior debt of Foster Wheeler Ltd." means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, the indebtedness of Foster Wheeler Ltd., including without limitation, indebtedness under:

     - its guarantee in respect of borrowings under Foster Wheeler LLC's $270,000,000 multi-year facility dated December 1, 1999 that expires in February 2003; and

     - its guarantee in respect of the $200 million of 6.75% notes due November 15, 2005,

whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by Foster Wheeler Ltd. (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness, the instrument creating or evidencing such indebtedness or the assumption or guarantee thereof expressly provides that the indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior to the notes. However, the term "senior debt of Foster Wheeler Ltd." does not include:

     - the indebtedness of Foster Wheeler Ltd. to any its subsidiaries of which it owns, directly or indirectly, a majority of the voting shares; or

     - any indebtedness of Foster Wheeler Ltd. which by its terms ranks junior to or pari passu with the guarantee.

     For purposes of the definitions of "designated senior debt of Foster Wheeler LLC", "senior debt of Foster Wheeler LLC", "designated senior debt of Foster Wheeler Ltd.", and "senior debt of Foster Wheeler Ltd." the term "indebtedness" means, with respect to the applicable person:

     (1) all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, notes, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers' acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

     (3) all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and (B) any lease or related documents (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

     (4) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (5) all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

     (6)  any indebtedness or other obligations described in clauses (1) through
          (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

     (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
          (6).

     The term "designated senior debt of Foster Wheeler Ltd." means senior debt of Foster Wheeler Ltd. which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing the senior debt as "designated senior debt of

Foster Wheeler Ltd." for purposes of the indenture. However, the instrument may place conditions and limitations on the right of that senior debt of Foster Wheeler Ltd. to exercise the rights of designated senior debt of Foster Wheeler Ltd. Currently, there is no senior debt or designated senior debt of Foster Wheeler Ltd. The indenture does not restrict the creation of senior debt of Foster Wheeler Ltd. or any other indebtedness in the future.

Subordination of the Guarantee

     The guarantee will be subordinated in right of payment to the prior payment in full of all existing and future senior debt of Foster Wheeler LLC. The indenture provides that in the event of any distribution of the assets of Foster Wheeler LLC upon its dissolution, winding up, liquidation or reorganization, the holders of senior debt of Foster Wheeler LLC will first be paid in respect of all senior debt of Foster Wheeler LLC, in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler LLC before Foster Wheeler makes any payments of principal of, or premium, if any, and interest (including liquidated damages, if any) on the guarantee. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt of Foster Wheeler LLC would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler LLC, of all obligations in respect of senior debt of Foster Wheeler LLC, before the holders of the notes are entitled to receive any payment or distribution under the guarantee. Under the indenture, Foster Wheeler LLC must promptly notify holders of senior debt of Foster Wheeler LLC if payment of the notes is accelerated because of an event of default.

     The indenture further provides if any default by Foster Wheeler LLC has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any senior debt of Foster Wheeler LLC, no payment may be made on account of the guarantee, until all such payments due in respect of that senior debt of Foster Wheeler LLC have been paid in full in cash or other payment satisfactory to the holders of that senior debt of Foster Wheeler LLC. During the continuance of any event of default with respect to any designated senior debt of Foster Wheeler LLC (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any designated senior debt of Foster Wheeler LLC) permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by Foster Wheeler LLC, directly or indirectly, with respect to the note guarantee for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that designated senior debt of Foster Wheeler LLC may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that designated senior debt of Foster Wheeler LLC has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler LLC. However, if the maturity of that designated senior debt of Foster Wheeler LLC is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until that designated senior debt of Foster Wheeler LLC has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler LLC, or such acceleration (or termination, in the case of the lease) has been cured or waived. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to the designated senior debt of Foster Wheeler LLC during such period.

     By reason of such subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt of Foster Wheeler LLC to the extent necessary to pay senior debt of Foster Wheeler LLC in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler LLC. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt of Foster Wheeler LLC and such general creditors may recover more, ratably, than holders of notes.

     "Senior debt of Foster Wheeler LLC" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, the indebtedness of Foster Wheeler LLC, including without limitation indebtedness under:

     - borrowings under the $270,000,000 multi-year facility dated December 1, 1999 that expires in February 2003;

     -    the  $110.3   million  of  bonds   issued  in   connection   with  the
          restructuring of Robbins facility debt; and

     -    the $200 million of 6.75% notes due November 15, 2005,

whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by Foster Wheeler LLC (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness, the instrument creating or evidencing such indebtedness or the assumption or guarantee thereof expressly provides that the indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior to the notes. However, the term "senior debt of Foster Wheeler LLC" does not include:

     - the indebtedness of Foster Wheeler LLC, to any its subsidiaries of which it owns, directly or indirectly, a majority of the voting shares, including without limitation, indebtedness pursuant to those certain 9.00% junior subordinated notes due January 15, 2029 (which ranks junior to the guarantee);

     - the guarantee of Foster Wheeler LLC in respect of the 9.00% Preferred Securities of FW Preferred Capital Trust I (which ranks junior to the guarantee); or

     - any other indebtedness of Foster Wheeler LLC, which by its terms ranks junior to or pari passu with the guarantee.

     "Designated senior debt of Foster Wheeler LLC" means borrowings under our multi-year revolving facility and any other senior debt of Foster Wheeler LLC which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing the senior debt as "designated senior debt of Foster Wheeler LLC" for purposes of the indenture. However, the instrument may place conditions and limitations on the right of that senior debt of Foster Wheeler LLC to exercise the rights of designated senior debt of Foster Wheeler LLC. At March 30, 2001 on a pro forma basis, there was approximately $376.7 million of senior debt of Foster Wheeler LLC, of which approximately $66.4 million will be designated senior debt of Foster Wheeler LLC. The indenture does not restrict the creation of senior debt of Foster Wheeler LLC or any other indebtedness in the future.

     The notes of Foster Wheeler Ltd. and the guarantee of Foster Wheeler LLC will be, in effect, subordinated to all indebtedness and other liabilities (including trade payables) of their subsidiaries and any subsidiaries that they own in the future. The indenture does not limit the amount of indebtedness or other liabilities any future subsidiaries may incur. The ability of Foster Wheeler Ltd. to make required interest, principal, repurchase, cash conversion or redemption payments on the notes and Foster Wheeler LLC to make such payments on the guarantee may be impaired as a result of the obligations of their other subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, has to receive assets of each of their subsidiaries upon such a subsidiary's liquidation or reorganization (and the consequent right of holders to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, is recognized as a creditor of that subsidiary, in which case the claims of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to the claims held by Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be.

Events of Default

     Each of the following constitutes an event of default under the indenture:

     (1) our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

     (2) our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

     (3) our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     (4) a default under any indebtedness for money borrowed by us or Foster Wheeler LLC, the aggregate outstanding principal amount of which is in an amount in excess of $15 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default: is caused by a failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

     (5) certain events of bankruptcy, insolvency or reorganization with respect to us or Foster Wheeler LLC; and

     (6) the guarantee of Foster Wheeler LLC ceases to be in full force and effect (other than as expressly provided for under the indenture) or is declared null and void, or Foster Wheeler LLC denies that it has any further liability under the guarantee, or gives notice to such effect (other than by reason of termination of the indenture or release of the guarantee in accordance with the indenture).

     The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

     If an event of default specified in clause (5) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above (the default not having been cured or waived as provided under "Modifications, Amendments and Meetings" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under "Modifications, Amendments and Meetings" below) is present, in each case upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

     Foster Wheeler Ltd., may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation organized under the laws of the United States or Bermuda or any of their political subdivisions, provided that:

     - the surviving corporation assumes all obligations of Foster Wheeler Ltd., under the indenture,

     - at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing, and

     -    certain other conditions are met.

     Foster Wheeler LLC, may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation organized under the laws of the United States or Bermuda or any of their political subdivisions, provided that:

     - the surviving corporation assumes all obligations of Foster Wheeler LLC under the guarantee, and

     - at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing, and

     -    certain other conditions are met.

Modifications, Amendments and Meetings

Changes Requiring Approval of Each Affected Holder

     The indenture (including the terms and conditions of the notes and the guarantee) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

     - change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages),

     - reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note,

     -    change the currency of payment of such note or interest thereon,

     - impair the right to institute suit for the enforcement of any payment on or with respect to any note,

     -    modify our  obligations  to  maintain  an office or agency in New York
          City,

     - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the notes,

     - modify the subordination provisions of the indenture or the guarantee of Foster Wheeler LLC in a manner adverse to the holders of notes,

     - modify the redemption provisions of the indenture in a manner adverse to the holders of notes,

     -    reduce  the  percentage  in  aggregate   principal   amount  of  notes
          outstanding necessary to modify or amend the indenture or to waive any past default, or

     - reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Changes Requiring Majority Approval

     The indenture (including the terms and conditions of the notes and the guarantee) may be modified or amended either:

     - with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding, or

     - by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting.

Changes Requiring No Approval

     The indenture (including the terms and conditions of the notes and the guarantee) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     - adding to our covenants or events of default for the benefit of the holders of notes,

     -    surrendering any right or power conferred upon us,

     - providing for conversion rights of holders of notes if any reclassification or change of common shares of Foster Wheeler Ltd. or any consolidation, merger or sale of all or substantially all of our assets occurs,

     - providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease,

     - reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes,

     - complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended,

     - making any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of notes in any material respect,

     - curing any ambiguity or correcting or supplementing any defective or inconsistent provision contained in the indenture; provided that such action does not adversely affect the interests of the holders of notes in any material respect, or

     - adding, eliminating or modifying any other provisions with respect to matters or questions arising under the indenture or the guarantee which we may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Meetings

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

Quorum

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

     We may, at our option, satisfy and discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     - all outstanding notes will become due and payable at their scheduled maturity within one year, or

     -    all outstanding notes are scheduled for redemption within one year,

     and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

     The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

     BNY Midwest Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for common shares of Foster Wheeler Ltd. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

     We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Registration Rights

     This prospectus and registration statement have been filed by us to meet our obligations under the registration rights agreement entered into in connection with the initial placement of the notes. If you sell the notes or the common shares issued upon conversion of the notes under this registration statement, you generally will be: required to be named as a selling stockholder in this prospectus, required to deliver a prospectus to purchasers, subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales, and be bound by applicable provisions of the registration rights agreement, including certain indemnification rights and obligations.

     Pursuant to the registration rights agreement, we and Foster Wheeler LLC have agreed, at our and its expense to:

     - file with the SEC not later than August 29, 2001 a registration statement covering resales by holders of all notes and the common shares issuable upon conversion of the notes,

     - use our reasonable efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than November 27, 2001, and

     - use reasonable efforts to keep the registration statement effective until the earliest of: two years after the last date of original issuance of any of the notes, the date when the holders of the notes and the common shares issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act, and the date when all of the notes and the common shares into which the notes are convertible that are owned by the holders who complete and deliver in a timely manner the selling security holder election and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

     We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

     - the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing, and

     -    we  reasonably   determine   that  the  disclosure  of  this  material
          non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     Upon the initial sale of notes or common shares issued upon conversion of the notes, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things:

     - identify the sale as a transfer pursuant to the shelf registration statement,

     - certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and

     - certify that the selling holder and the aggregate principal amount of notes or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

Form, Denomination and Registration

     Denomination and Registration. The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000. The notes sold pursuant to this prospectus will be represented by one or more global notes. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Purchasers of notes under this prospectus may hold their interests in the global notes directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

     Beneficial owners of interests in global notes who desire to convert their interests into common shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures for submitting requests for conversion.

     Global Notes: Book-Entry Form. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

     -    will not be entitled to have certificates registered in their names,

     - will not receive or be entitled to receive physical delivery of certificates in definitive form, and

     -    will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Foster Wheeler Ltd., the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name".

     Because of time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     If you would like to convert your notes into common shares pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither Foster Wheeler Ltd. nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of Foster Wheeler Ltd., the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Definitive Notes. Definitive notes may also be issued in exchange for notes represented by the global notes if we do not appoint a successor depositary as set forth above under "--Global Notes: Book-Entry Form" or in certain other circumstances set forth in the indenture.

                             SELLING SECURITYHOLDERS

     The notes were originally issued by us and sold by Lehman Brothers Inc., Banc of America Securities LLC and First Union Securities, Inc. in transactions exempt from the registration requirements of the Securities Act. Selling securityholders may from time to time offer and sell the notes and the underlying common shares pursuant to this prospectus. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     The following table contains information as of June __, 2001, with respect to the selling securityholders and the principal amount of notes and the underlying common shares beneficially owned by each selling securityholder that may be offered using this prospectus.

     We have prepared this table based on the information supplied to us by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

     Because the selling securityholders may offer all or some of their notes or the underlying common shares from time to time, we cannot estimate the amount of the notes or underlying common shares that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution".

     Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess 1% of our outstanding common shares.

Name               Principal Amount at     Percentage of        Number of Common        Percentage of Common
----               Maturity of Notes       Notes Outstanding    Shares that may be      Shares Outstanding2
                   Beneficially Owned                           Sold1
                   that may be Sold
                   -------------------     -----------------    ------------------      --------------------



---------------
1 Assumes conversion of all of the holder's notes at a conversion price of $16.05 per common share. This conversion price will be subject to adjustment however, as described in "Description of the Notes--Conversion Rights". As a result, the actual number of common shares issued upon conversion of the notes may change.

2 Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using __________ common shares outstanding as of _________, 2001. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's notes while assuming that no other holder of notes converted.

Lehman Brothers3
Banc of America
  Securities LLC4
First Union   Securities,
Inc.5





Any other holder of notes
or future transferee,
pledgee, donee or
successor of any holder6,
7

Total                       $210,000,000          100.0%             13,085,751










-----------------
3 In May 2001, Lehman Brothers acted as an initial purchaser of the private placement of our 6.50% Convertible Subordinated Notes due 2007. In January 1999, Lehman Brothers acted as an underwriter for the sale of our subsidiary's 9.00% Preferred Securities.

4 In May 2001, Banc of America Securities LLC acted as an initial purchaser of the private placement of our 6.50% Convertible Subordinated Notes due 2007. Affiliates of Banc of America Securities LLC are lenders under our revolving credit facilities.

5 In May 2001, First Union Securities, Inc. acted as an initial purchaser of the private placement of our 6.50% Convertible Subordinated Notes due 2007. Affiliates of First Union Securities, Inc. are lenders under our revolving credit facilities.

6 Information about other selling security holders will be set forth in prospectus supplements, if required.

7 Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other holders of notes, do not beneficially own any common shares other than the common shares issuable upon conversion of the notes at the initial conversion price.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of White & Case LLP, special tax counsel to Foster Wheeler Ltd., the following is a description of the material U.S. federal income tax consequences of the registration, acquisition, ownership and retirement of notes, and common shares of Foster Wheeler Ltd., upon conversion, by a holder of notes and common shares. This description only applies to notes, and common shares of Foster Wheeler Ltd., upon conversion, held as capital assets and does not address aspects of U.S. federal income taxation that may be applicable to you that are subject to special tax rules, such as, but not limited to:

     o financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, or dealers or traders in securities or currencies;

     o persons that own, or are deemed to own, 10% or more, by voting power or value, of the common shares of Foster Wheeler Ltd.;

     o holders that will hold a note as part of a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for U.S. federal income tax purposes; and

     o    holders that have a "functional currency" other than the U.S. dollar.

     This description does not discuss any foreign, state or local tax considerations relating to the registration, acquisition, ownership or retirement of the notes or common shares. Moreover, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences of the registration, acquisition, ownership or retirement of notes or common shares. In addition, this description does not address the U.S. federal income tax treatment of holders that do not acquire notes as part of the initial distribution at their initial issue price or common shares of Foster Wheeler Ltd. upon conversion. You should consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences that may arise under any state, local or foreign tax laws.

     This description is based on (1) the Internal Revenue Code of 1986, as amended, (2) existing and proposed U.S. Treasury Regulations issued under the Internal Revenue Code and (3) administrative and judicial interpretations of the Internal Revenue Code and Treasury Regulations, each as available and in effect on the date of this prospectus. The Internal Revenue Code, Treasury Regulations, and interpretations, however, may change at any time, and any change could be retroactive to the date of this prospectus.

     For purposes of this summary, a "U.S. holder" is a beneficial owner of notes or common shares, as the case may be, who for U.S. federal income tax purposes is:

     o    a citizen or resident of the United States;

     o a corporation or partnership organized in or under the laws of the United States or any State thereof, including the District of Columbia;

     o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     o a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

     A "non-U.S. holder" is a beneficial owner of notes or common shares, as the case may be, other than a U.S. holder.

Registration of Notes and Common Shares

     The registration of notes, and common shares of Foster Wheeler Ltd., will not constitute a taxable exchange for U.S. federal income tax purposes. You will not recognize gain or loss upon the registration of notes, and common shares of Foster Wheeler Ltd., and will be required to continue to include interest on the notes and distributions on the common shares in gross income for U.S. federal income tax purposes in the same manner and to the same extent, if any, as such interest was included in gross income under the unregistered notes and distributions were included in gross income under the common shares. Your holding period for your notes or common shares, as the case may be, will include the holding period for the unregistered notes or common shares and your adjusted basis in the notes or common shares, as the case may be, will be the same as your adjusted basis in the unregistered notes or common shares.

Notes

Interest

     If you are a U.S. holder, interest paid to you on a note will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting. In addition, interest on the notes will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the notes generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

     Subject to the discussion below under the caption "U.S. Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder, payments of interest to you on a note generally will not be subject to U.S. federal income tax unless such income is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Retirement

     If you are a U.S. holder, upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as interest, and your adjusted tax basis in such note. If you are a U.S. holder, your adjusted tax basis in a note generally will equal your cost of such note. Any such gain or loss will be capital gain or loss. If you are a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to your gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for such notes exceeds one year and will be further reduced if your holding period exceeds five years. The deductibility of capital losses is subject to limitations. Any gain or loss realized on the sale, exchange or retirement of a note generally will be treated as U.S. source gain or loss, as the case may be.

     Subject to the discussion below under the caption "U.S. Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder, any gain realized by you upon the sale, exchange or retirement of a note generally will not be subject to U.S. federal income tax, unless:

     o such gain is effectively connected with your conduct of a trade or business in the United States or

     o if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

Conversion of Notes

     If you are a U.S. holder, your conversion of notes into Foster Wheeler Ltd. common shares generally will not be a taxable event, except to the extent attributable to accrued but unpaid interest or to cash received in lieu of fractional common shares, for U.S. federal income tax purposes. Your tax basis in common shares received upon conversion will generally be the same as your tax basis, exclusive of any tax basis allocable to a fractional common share, in the notes converted.

Adjustment of Conversion Price

     The conversion rate of the notes is subject to adjustment in certain circumstances. Under the Internal Revenue Code, if you are a U.S. holder, adjustments of the conversion ratio that increase your proportionate share of the assets or earnings of Foster Wheeler Ltd. will be considered a constructive distribution to you, resulting in ordinary income to the extent of Foster Wheeler Ltd.'s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Further, if you are a U.S. holder, a failure to adjust the conversion ratio to reflect certain events can in some circumstances give rise to a deemed dividend to you. You should consult your tax advisors concerning the consequences of any adjustments to the conversion rate.

Common Shares

Distributions

     Subject to the discussion below under "Passive Foreign Investment Company Considerations", if you are a U.S. holder, the gross amount of any distribution to you by Foster Wheeler Ltd. of cash or property, other than certain distributions, if any, of Foster Wheeler Ltd. common shares distributed pro rata to all shareholders of Foster Wheeler Ltd., with respect to the Foster Wheeler Ltd. common shares, before reduction for any Bermuda taxes withheld, will be includible in your gross income as ordinary dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Foster Wheeler Ltd., as determined under U.S. federal income tax principles. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. Subject to the discussion below under "Passive Foreign Investment Company Considerations", to the extent, if any, that the amount of any distribution exceeds Foster Wheeler Ltd.'s current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in the common shares and then as capital gain.

     If you are a U.S. holder, dividends received by you with respect to common shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. For this purpose, dividends distributed by Foster Wheeler Ltd. generally will constitute "passive income", or, in the case of certain U.S. holders, "financial services income".

     Subject to the discussion below under "United States Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder of Foster Wheeler Ltd. common shares, generally you will not be subject to U.S. federal income or withholding tax on dividends received on such shares, unless such income is effectively connected with your conduct of a trade or business in the United States.

Sale or Exchange

     Subject to the discussion below under "Passive Foreign Investment Company Considerations", if you are a U.S. holder, generally you will recognize gain or loss on the sale or exchange of common shares equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the Foster Wheeler Ltd. common shares. Such gain or loss will be capital gain or loss. If you are a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to your gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for such common shares exceeds one year and will be further reduced if your holding period exceeds five years. The deductibility of capital losses is subject to limitations. If you are a U.S. holder, gain or loss, if any, recognized by you generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

     Subject to the discussion below under "United States Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder of common shares, generally you will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such common shares unless:

     i. such gain is effectively connected with your conduct of a trade or business in the United States or

    ii. if you are an individual present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

     A non-U.S. corporation will be classified as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either:

     i.   at least 75 percent of its gross income is "passive income" or

    ii. at least 50 percent of the gross value of its assets is attributable to assets that produce "passive income" or are held for the production of passive income.

     Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

     Based on estimates of its gross income and gross assets and the nature of its business, Foster Wheeler Ltd. believes that it will not be classified as a PFIC for its current taxable year. Foster Wheeler Ltd.'s status in future years will depend on its assets and activities in those years. Foster Wheeler Ltd. has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. If Foster Wheeler Ltd. were a PFIC, if you are a U.S. holder of common shares, generally you would be subject to imputed interest charges and special tax rules with respect to any gain from the sale or exchange of, and certain distributions with respect to, the common shares. Alternatively, if you are a U.S. holder, generally you could elect to either:

     i. take your pro rata share of Foster Wheeler Ltd.'s undistributed income into gross income as it is earned by Foster Wheeler Ltd. (the "QEF election") or

    ii. subject to certain limitations, annually take into gross income the appreciation or depreciation in your Foster Wheeler Ltd. common shares' value during the tax year (the "mark-to-market election").

     Amounts included in or deducted from income under the mark-to-market election and actual gains and losses realized upon the sale or disposition of the common shares, subject to specific limitations, will be treated as ordinary gains or losses. If you are a U.S. holder and make a QEF or the mark-to-market election, you will not be subject to the above-described rule. The QEF election would only be available to you if Foster Wheeler Ltd. provided certain information to the Internal Revenue Service. Because Foster Wheeler Ltd. will not be able to satisfy the Internal Revenue Service's record keeping requirements, you may only be able to make the mark-to-market election if Foster Wheeler Ltd. were a PFIC.

     You should consult your own tax advisors regarding the tax consequences that would arise if Foster Wheeler Ltd. were treated as a PFIC.

United States Backup Withholding Tax and Information Reporting

     United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders that are United States persons. Information reporting generally will apply to payments of

     (1) principal of, and interest on, the notes and to proceeds of the sale or redemption of the notes and

     (2) dividends on and proceeds from the sale or redemption of common shares made within the United States to a holder, other than an "exempt recipient". An "exempt recipient" is a payee, including a corporation that is not a United States person who provides appropriate certification and certain other persons.

     If you are a U.S. holder, other than an "exempt recipient", a payor will be required to withhold backup withholding tax from certain payments of (A) principal of, and interest on, the notes and to proceeds of the sale or redemption of the notes and (B) dividends on and proceeds from the sale or redemption of common shares within the United States to you if you fail to furnish your correct taxpayer identification number or otherwise fail to comply with, or establish an exemption from, such backup withholding requirements. Under recently enacted legislation, the backup withholding tax rate of 31% will be reduced as of August 7, 2001 to 30.5%. This rate will be further reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 and thereafter.

     In the case of such payments by a payor within the United States to a "foreign simple trust", a "foreign grantor trust" or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of applicable U.S. Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Generally, if you are a U.S. holder, you will provide the correct taxpayer identification number on a Form W-9, Certification of Taxpayer Identification Number. You will certify foreign status on a Form W-8, Certification of Foreign Status. Moreover, if you are not a United States person, a payor may rely on a certification provided by you only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

     The above description is not intended to constitute a complete analysis of all tax consequences relating to the registration and ownership of notes or common shares. You should consult your own tax advisor concerning the tax consequences of your particular situation.

                       CERTAIN BERMUDA TAX CONSIDERATIONS

     The following is a summary of certain anticipated tax consequences of our operations under Bermuda law.

     The discussion does not deal with all possible tax consequences relating to our operations. The discussion is based upon the advice of counsel in Bermuda.

     Advice of counsel has no binding effect or official status of any kind; no assurance can be given that the conclusions set out below will be sustained by a court if challenged by the taxing authorities of Bermuda.

     The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this offering circular, all of which are subject to change.

     We have been advised by our Bermuda counsel that, at the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax or capital transfer tax payable by us and that, in the event that any legislation is enacted in Bermuda imposing certain types of taxes, including any tax imposed on profits or income or computed on any capital asset, gain or appreciation, such tax shall not, pursuant to the terms of an assurance received by us from the Minister of Finance of Bermuda under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, apply to us or our operations until 2016. This assurance is subject to certain provisos, including the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda.

     As an exempted company, we are liable to pay in Bermuda an annual government fee based upon our current authorized share capital of $161,500,000.

                              PLAN OF DISTRIBUTION

     Neither Foster Wheeler Ltd. nor Foster Wheeler LLC will receive any of the proceeds of the sale of the notes and the underlying Foster Wheeler Ltd. common shares offered by this prospectus. The notes and the underlying Foster Wheeler Ltd. common shares may be sold from time to time to purchasers:

     -    directly by the selling securityholders;

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying Foster Wheeler Ltd. common shares.

     If the notes and underlying Foster Wheeler Ltd. common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and underlying Foster Wheeler Ltd. common shares may be sold in one or more transactions at:

     -    fixed prices;

     -    prevailing market prices at the time of sale;

     -    varying prices determined at the time of sale; or

     -    negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes and underlying Foster Wheeler Ltd. common shares may be listed or quoted at the time of the sale, including the NYSE in the case of the Foster Wheeler Ltd. common shares;

     -    in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     -    through the writing of options; or

     - through the distribution by a selling securityholder to its partners, members, or shareholders.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and underlying Foster Wheeler Ltd. common shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying Foster Wheeler Ltd. common shares in the course of hedging their positions. The selling securityholders may also sell the notes and underlying Foster Wheeler Ltd. common shares short and deliver notes and underlying Foster Wheeler Ltd. common shares to close out short positions, or loan or pledge notes and underlying Foster Wheeler Ltd. common shares to broker-dealers that in turn may sell the notes and underlying Foster Wheeler Ltd. common shares.

     To Foster Wheeler Ltd.'s and Foster Wheeler LLC's knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying Foster Wheeler Ltd. common shares by the selling securityholders. In addition, neither Foster Wheeler Ltd. nor Foster Wheeler LLC can assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying Foster Wheeler Ltd. common shares by other means not described in this prospectus.

     The selling securityholders and any broker-dealers or agents who participate in the distribution of the notes and the underlying Foster Wheeler Ltd. common shares may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying Foster Wheeler Ltd. common shares by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At anytime a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

     -    the  name  of  the  selling   securityholders  and  any  participating
          underwriters, broker-dealers or agents;

     -    the aggregate amount and type of securities being offered;

     - the price at which the securities were sold and other material terms of the offering;

     - any discounts commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

     -    that   the   participating   broker-dealers   did  not   conduct   any
          investigation   to  verify  the  information  in  this  prospectus  or
          incorporated in this prospectus by reference.

     There can be no assurance that any selling securityholder will sell any or all of the notes or underlying Foster Wheeler Ltd. common shares pursuant to this prospectus. In addition, any notes or underlying Foster Wheeler Ltd. common shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The rules under that Act include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying Foster Wheeler Ltd. common shares by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying Foster Wheeler Ltd. common shares to engage in market-making activities with respect to the particular notes and the underlying Foster Wheeler Ltd. common shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying Foster Wheeler Ltd. common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying Foster Wheeler Ltd. common shares.

     Pursuant to the registration rights agreement filed as an exhibit to this registration statement, Foster Wheeler Ltd., Foster Wheeler LLC and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     Foster Wheeler Ltd. common shares trade on the NYSE under the symbol "FWC". Neither Foster Wheeler Ltd. nor Foster Wheeler LLC intend to apply for listing of the notes on any securities exchange or for quotation through NYSE. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

     Foster Wheeler Ltd. has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying Foster Wheeler Ltd. common shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

     Certain legal matters with respect to the notes will be passed upon for us by White & Case LLP, New York, New York and by our Bermuda counsel, Conyers Dill & Pearman.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10K/A for the year ended December 29, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said form as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by Foster Wheeler Ltd. in connection with the sale of the notes and common shares being registered. All amounts are estimates except the SEC registration fee.

                                                               Amount to be Paid
                                                               -----------------

SEC registration fee                                             $  52,500
Printing expenses                                                   10,000
Legal fees and expenses                                             50,000
Accounting fees and expenses                                        10,000
Miscellaneous expenses                                               5,000
                                                                   =======
Total                                                           $  127,500

Item 15.  Indemnification of Directors and Officers.

     Foster Wheeler Ltd. is a Bermuda company. Section 98 of the Companies Act of 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

     Foster Wheeler Ltd. has adopted provisions in its bye-laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. Foster Wheeler Ltd. maintains liability insurance covering its directors and officers and those of its subsidiaries.

Item 16.  Exhibits and Financial Statement Schedules.

   Exhibit                                                   Description
     No.

     2 Agreement and Plan of Merger, dated as of May 25, 2001, among Foster Wheeler Corporation, Foster Wheeler LLC and Foster Wheeler Ltd. (filed as Annex 1 to Foster Wheeler Ltd.'s Form S-4 (Registration No. 333-52468), dated March 9, 2001 and incorporated herein by reference).

     4.1 Foster Wheeler Ltd. hereby agrees to furnish copies of instruments defining the rights of holders of long-term debt of Foster Wheeler LLC and its consolidated subsidiaries to the Commission upon its request.

     4.2 Rights Agreement dated as of May 21, 2001, between Foster Wheeler Ltd. and Mellon Investor Services LLC, as Rights Agent (filed as
             Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K dated May 25, 2001 and incorporated herein by reference).

     4.3 Form of Specimen Common Share certificate, par value $1.00 per share, of Foster Wheeler Ltd. (filed as Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K, dated May 25, 2001 and incorporated herein by reference).

     4.4 Indenture, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and BNY Midwest Trust Company.

     4.5     Form of Note (included in Exhibit 4.4).

     4.6 Registration Rights Agreement, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and Lehman Brothers Inc., Banc of America Securities LLC and First Union Securities, Inc.

     *5.1 Opinion of Conyers Dill & Pearman as to the legality of the securities being issued.

     *8.1    Opinion of White & Case LLP as to certain tax matters.

     *8.2    Opinion of Conyers Dill & Pearman as to certain tax matters.

     12.1    Statement of Computation of Ratio of Earnings to Fixed Charges.

     23.1    Consent of PricewaterhouseCoopers LLP.

     23.2    Consent of White & Case LLP. (included in Exhibit 8.1 hereto)

     23.3    Consent  of Conyers  Dill & Pearman  (included  in Exhibit  5.1 and
             Exhibit 8.2 hereto).

     24 Powers of Attorney (included in the signature pages to the Registration Statement).


----------------
*    To be filed by amendment.

     25. Form T-1 Statement of Eligibility and Qualification for Indenture under the Trust Indenture Act of 1939.


Item 17.  Undertakings.

     The undersigned registrants each hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of New Jersey on June 27, 2001.


                                        FOSTER WHEELER LTD.


                                        By: /s/ Lisa Fries Gardner
                                           ------------------------------------
                                                Lisa Fries Gardner
                                           Vice President and Secretary


                                        Foster Wheeler LLC


                                        By: /s/ Lisa Fries Gardner
                                           ------------------------------------
                                           Lisa Fries Gardner
                                           Secretary


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Foster Wheeler Ltd. whose signature follows constitutes and appoints Lisa Fries Gardner, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes as fully as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities on the date or dates indicated.



Signature                                       Date


/s/ Richard J. Swift                            June 26, 2001
------------------------------------
Richard J. Swift
Chairman of the Board of Directors, President
and Chief Executive Officer


/s/ Gilles A. Renaud                            June 26, 2001
------------------------------------
Gilles A. Renaud
Senior Vice President and Chief Financial Officer

/s/ Robin A. Kornmeyer                          June 26, 2001
------------------------------------
Robin A. Kornmeyer
Controller

/s/ Eugene D. Atkinson                          June 26, 2001
------------------------------------
Eugene D. Atkinson
Director

/s/ Joseph J. Melone                            June 26, 2001
------------------------------------
Joseph J. Melone
Director

/s/ E. James Ferland                            June 26, 2001
------------------------------------
E. James Ferland
Director

/s/ Louis E. Azzato                             June 26, 2001
------------------------------------
Louis E. Azzato
Director

/s/ John P. Clancey                             June 26, 2001
------------------------------------
John P. Clancey
Director

/s/ David J. Farris                             June 26, 2001
------------------------------------
David J. Farris
Director

/s/ Martha Clark Goss                           June 26, 2001
------------------------------------
Martha Clark Goss
Director

/s/ Constance J. Horner                         June 26, 2001
------------------------------------
Constance J. Horner
Director

/s/ John E. Stuart                              June 26, 2001
------------------------------------
John E. Stuart
Director

/s/ James E. Schessler                          June 26, 2001
------------------------------------
James E. Schessler
Senior Vice President and Director

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each manager of Foster Wheeler LLC whose signature follows constitutes and appoints Lisa Fries Gardner, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes as fully as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities on the date or dates indicated.



Signature                                       Date


/s/ Rakesh Jindal                               June 26, 2001
------------------------------------
Rakesh Jindal
Manager


/s/ Thomas R. O'Brien                           June 26, 2001
------------------------------------
Thomas R. O'Brien
Manager

/s/ Gilles A. Renaud                            June 26, 2001
------------------------------------
Gilles A. Renaud
Manager

/s/ Steven I. Weinstein                         June 26, 2001
------------------------------------
Steven I. Weinstein
Manager

                                  Exhibit Index

  Exhibit                                                   Description
    No.

     2 Agreement and Plan of Merger, dated as of May 25, 2001, among Foster Wheeler Corporation, Foster Wheeler LLC and Foster Wheeler Ltd. (filed as Annex 1 to Foster Wheeler Ltd.'s Form S-4 (Registration No. 333-52468), dated March 9, 2001 and incorporated herein by reference).

     4.1 Foster Wheeler Ltd. hereby agrees to furnish copies of instruments defining the rights of holders of long-term debt of Foster Wheeler LLC and its consolidated subsidiaries to the Commission upon its request.

     4.2 Rights Agreement dated as of May 21, 2001, between Foster Wheeler Ltd. and Mellon Investor Services LLC, as Rights Agent (filed as
             Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K dated May 25, 2001 and incorporated herein by reference).

     4.3 Form of Specimen Common Share certificate, par value $1.00 per share, of Foster Wheeler Ltd. (filed as Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K, dated May 25, 2001 and incorporated herein by reference).

     4.4 Indenture, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and BNY Midwest Trust Company.

     4.5     Form of Note (included in Exhibit 4.4).

     4.6 Registration Rights Agreement, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and Lehman Brothers Inc., Banc of America Securities LLC and First Union Securities, Inc.

     *5.1 Opinion of Conyers Dill & Pearman as to the legality of the securities being issued.

     *8.1    Opinion of White & Case LLP as to certain tax matters.

     *8.2    Opinion of Conyers Dill & Pearman as to certain tax matters.

     12.1    Computation of Ratio of Earnings to Fixed Charges.

     23.1    Consent of PricewaterhouseCoopers LLP.

     23.2    Consent of White & Case LLP. (included in Exhibit 8.1 hereto)

     23.3    Consent  of Conyers  Dill & Pearman  (included  in Exhibit  5.1 and
             Exhibit 8.2 hereto).

     24 Powers of Attorney (included in the signature pages to the Registration Statement).


------------------------
*     To be filed by amendment.

     25. Form T-1 Statement of Eligibility and Qualification for Indenture under the Trust Indenture Act of 1939.